Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Triple asterisks denote omissions.

STRATEGIC COLLABORATION AND LICENSE AGREEMENT
BETWEEN
VERTEX PHARMACEUTICALS INCORPORATED
AND
MERCK KGAA

STRATEGIC COLLABORATION AND LICENSE AGREEMENT
This Strategic Collaboration and License Agreement (this “Agreement”) is entered into as of January 10, 2017 (the “Execution Date”) by and between Vertex Pharmaceuticals Incorporated, a corporation organized under the laws of The Commonwealth of Massachusetts (“Vertex”), and Merck KGaA, a corporation with general partners under the laws of the Federal Republic of Germany, located at Frankfurter Strasse 250, 64293 Darmstadt Germany (“Merck”). Vertex and Merck each may be referred to herein individually as a “Party” or collectively as the “Parties.”
RECITALS
WHEREAS, Vertex owns or controls certain Patents and Know-How relating to ATR Compounds, DNA-PK Compounds, [***] Compounds and [***] Compounds;
WHEREAS, Merck is a pharmaceutical company that has extensive experience and expertise in the development and commercialization of pharmaceutical products for the treatment of serious diseases;
WHEREAS, Vertex and Merck desire to enter into this Agreement, pursuant to which Vertex will grant a license to Merck to Vertex’s above-mentioned Patents and Know-How in order for Merck to Research, Develop, Manufacture, have Manufactured, Commercialize, use, import, export and keep the ATR Compounds, the DNA-PK Compounds, the [***] Compounds and the [***] Compounds; and
WHEREAS, Vertex and Merck will include the [***], if any, into the collaboration.
NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, the Parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
For purposes of this Agreement, the following capitalized terms will have the following meanings:
1.1.    “Accounting Standards” means (a) with respect to Merck, IFRS or (b) with respect to Vertex, GAAP.
1.2.    “Adverse Event” has the meaning set forth in the Applicable Law for such term (or comparable term), and will generally mean any untoward medical occurrence in a subject in any Clinical Trial who has received a Licensed Compound, Product, medical device or placebo, and which does not necessarily have a causal relationship with such Licensed Compound, Product, medical device or placebo, including any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease temporally associated with the use of the applicable Licensed Compound, Product, medical device or placebo whether or not related to such Licensed Compound, Product, medical device or placebo.

1.3.    “Affected Calendar Quarter” has the meaning set forth in Section 5.2.3.
1.4.    “Affiliate” means, as of any point in time and for so long as such relationship continues to exist with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. A Person will be regarded as in control of another Person if it (a) owns or controls, directly or indirectly, more than 50% of the equity securities of the subject Person entitled to vote in the election of directors (or, in the case of a Person that is not a corporation, for the election of the corresponding managing authority), or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person (whether through ownership of securities or other ownership interests, by contract or otherwise).
1.5.    “Agreement” has the meaning set forth in the Preamble.
1.6.    “Alliance Manager” has the meaning set forth in Section 3.3.1.
1.7.    “Applicable Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time.
1.8.    “Approval Application” means an NDA or similar application or submission for a Product filed with a Regulatory Authority in a country or group of countries to obtain marketing approval for a biological or pharmaceutical product in that country or group of countries.
1.9.    “ATR” means the ataxia telangiectasia and Rad3-related kinase.
1.10.    “ATR Compound” means any of (a)(i) the compound known as VX-970 with the chemical formula set forth on Schedule 1.10, (ii) the compound known as VX-803 with the chemical formula set forth on Schedule 1.10 or (iii) the compound known as [***] with the chemical formula set forth on Schedule 1.10, (b) any compound that inhibits ATR and that is originally claimed or Covered by any claim contained in the Licensed Patent [***] as filed on [***] or in the Licensed Patent [***] as filed on [***] or (c) [***] of any of the foregoing.
1.11.    “ATR Product” means any Product containing an [***] or a [***].
1.12.    [***] means, with respect to a Licensed Compound or Product in any country [***].
1.13.    [***] arising out of the Research, Development, Manufacturing or Commercialization of a Licensed Compound or Product and [***].
1.14.    “Breaching Party” means the Party that the other Party believes is in material breach of this Agreement.
1.15.    “Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in Boston, Massachusetts are authorized or obligated to close.

1.16.    “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, during the Term, or the applicable part thereof during the first or last calendar quarter of the Term.
1.17.    “Calendar Year” means any calendar year ending on December 31, or the applicable part thereof during the first or last year of the Term.
1.18.    “cGMP” means current good manufacturing practices and standards as provided for (and as amended from time to time) in European Community Directive 91/356/EEC (principles and guidelines of good manufacturing practice for medicinal products) and the current Good Manufacturing Practice Regulations to the US Code of Federal Regulations Title 21 (21 CFR 210 and 21 CFR 211) in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients, as interpreted by ICH Harmonised Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, Q7A or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of Manufacture.
1.19.    “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of more than 50% of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates.
1.20.    “Clinical Trial” means a study in humans that is required to be or is otherwise conducted in accordance with GCP and is designed to generate data in support of an Approval Application.
1.21.    “Clinical Trials Transfer Plan” has the meaning set forth in Section 2.1.4(a).
1.22.    “Combination Product” means a Product containing [***] together with one or more other active ingredients, or with one or more products, devices or components.
1.23.    “Commercialization Plan” has the meaning set forth in Section 2.4.3.
1.24.    “Commercialize” or “Commercializing” means to (a) market, promote, distribute, offer for sale, sell, have sold, import, export or otherwise commercialize a Product, (b) conduct activities, other than Research, Development and Manufacturing, in preparation for the foregoing activities, including obtaining Price Approval or (c) conduct post-Marketing Approval studies (including Clinical Trials). When used as a noun, “Commercialization” means any activities involved in Commercializing.
1.25.    “Commercially Reasonable Efforts” means with respect to the efforts to be expended by a Party, with respect to any [***] to accomplish such objective. With respect to any objective relating to the Research, Development, Manufacture or Commercialization of a Licensed Compound or Product by a Party, “Commercially Reasonable Efforts” means that [***], taking into account, without limitation, with respect to each Licensed Compound or Product, (a) [***], (b) [***], (c) [***] involved, (d) [***], (e) [***] in the marketplace, (f) [***], such as [***] of the Licensed Compounds or Product, and (g) other relevant [***]. “Commercially Reasonable Efforts” will be determined on a [***] and activities that are conducted [***] will be considered in determining whether Commercially Reasonable Efforts have been applied in such other countries. For clarity, Commercially Reasonable Efforts will not mean that a Party guarantees that it will actually accomplish the applicable task or objective.
1.26.    “Competitive Infringement” has the meaning set forth in Section 6.4.2.
1.27.    “Competitive Product” means, with respect to a particular Product in a particular country, a product on the market in such country commercialized by any Third Party that is not a Sublicensee and that did not purchase such product in a chain of distribution that included any of Merck or its Affiliates or Sublicensees, that (a) is approved by the applicable Regulatory Authority, under any then-existing laws and regulations in the applicable country pertaining to approval of generic products, as a “generic” version of such Product, which approval uses such Product as a reference product and relies on or references information in the Approval Application for such Product, or (b) is otherwise recognized by the applicable Regulatory Authority as an interchangeable product to such Product.
1.28.    “Compulsory License” means a compulsory license under Vertex’s Licensed Technology obtained by a Third Party through the order, decree, or grant of a competent governmental body or court, authorizing such Third Party to research, develop, make, have made, use, sell, offer to sell, keep, import or export a Competitive Product or Product in the Field in any country in the Territory.
1.29.    “Conduct” means, with respect to any Clinical Trial, to (a) sponsor, support or perform, directly or indirectly through a Third Party, such Clinical Trial, (b) provide to a Third Party funding for, or clinical supplies (including placebos) for use in, such Clinical Trial or (c) conduct wind down activities with respect to such Clinical Trial.
1.30.    “Confidential Information” means, with respect to each Party, all Know-How or other information, including proprietary information (whether or not patentable) regarding or embodying such Party’s technology, products, business information or objectives, that is communicated in any way or form by or on behalf of the Disclosing Party to the Receiving Party or its permitted recipients, pursuant to this Agreement or that certain confidentiality agreement between Vertex and Merck dated [***], whether or not such Know-How or other information is identified as confidential at the time of disclosure. The terms of this Agreement will be considered Confidential Information of both Parties, with both Parties deemed to be the Receiving Party of such Confidential Information. Notwithstanding any provision of this Section 1.30 to the contrary, Confidential Information does not include any Know-How or information that: (a) was already known by the Receiving Party (other than under an obligation of confidentiality to the Disclosing Party) at the time of disclosure by or on behalf of the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving

Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of its obligations under this Agreement; (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to the Receiving Party; or (e) was independently discovered or developed by or on behalf of the Receiving Party without the use of any Confidential Information belonging to the Disclosing Party. Confidential Information disclosed to the Receiving Party hereunder will not be deemed to fall within the foregoing exceptions merely because broader or related information falls within such exceptions, nor will combinations of elements or principles be considered to fall within the foregoing exceptions merely because individual elements of such combinations fall within such exceptions.
1.31.    “Control” or “Controlled” means with respect to any Know-How or Patent or other data, information or Materials, possession of the ability (whether by sole or joint ownership, license or otherwise), other than pursuant to this Agreement, by a Party or its Affiliate(s) to grant, without violating the terms of any agreement with a Third Party, a license, access or other right in, to or under such Know-How or Patent or other data, information or Materials. Notwithstanding anything in this Agreement to the contrary, following a Change of Control of a Party, such Party and its Affiliates will be deemed to not Control any Patents or Know-How that are owned or controlled by the Third Party described in the definition of “Change of Control” or such Third Party’s Affiliates (other than any Affiliate of such Party prior to the Change of Control) (a) prior to the closing of such Change of Control, except to the extent that any such Patents or Know-How were developed by such Third Party or its Affiliates prior to such Change of Control using or incorporating such Party’s or its pre-existing Affiliate’s Know-How or Patents, or (b) after such Change of Control to the extent that such Patents or Know-How are developed or conceived by such Third Party or its Affiliates (other than such Party or its pre-existing Affiliates) after such Change of Control without using or incorporating such Party’s or its pre-existing Affiliate’s Know-How or Patents.
1.32.    “Cover,” “Covering” or “Covers” means, as to a compound or product, or the method of manufacture of, method of treatment using, or any other use of such compound or product (including identifying patient groups for treatment with such compound or product), and a Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making, using, keeping, selling, offering for sale or importation of such compound or product would infringe such Patent or, as to a pending claim included in such Patent, the making, using, keeping, selling, offering for sale or importation of such compound or product, or the method of manufacture of, the method of treatment using, or any other use of such compound or product (including identifying patient groups for treatment with such compound or product), would infringe such Patent if such pending claim were to issue in an issued patent.
1.33.    “CREATE Act” means the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3).
1.34.    “Development” means, with respect to a Licensed Compound or Product, all clinical and non-clinical research and development activities conducted after filing of an IND for such Licensed Compound or Product, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, Clinical Trials (other than post-Marketing Approval Clinical Trials), regulatory affairs, pharmacovigilance, Clinical Trial regulatory activities and obtaining and maintaining Marketing Approval. When used as a verb, “Develop” or “Developing” means to engage in Development.
1.35.    “Development Plan” has the meaning set forth in Section 2.1.2.
1.36.    “Development Report” has the meaning set forth in Section 2.1.5.
1.37.    “Diligence Milestone” has the meaning set forth in Section 2.5.4.
1.38.    “Disclosing Party” has the meaning set forth in Section 10.1.
1.39.    “Dispute” has the meaning set forth in Section 11.13.
1.40.    “Distributor” means a Third Party to whom Merck or its Affiliates or Sublicensees grant a right to sell or distribute a Product, that purchases its requirements for such Product from Merck or its Affiliates or Sublicensees, has no significant responsibility for marketing and promotion of the Product, and does not otherwise make any royalty or other payments to Merck or its Affiliates or Sublicensees with respect to its intellectual property rights or Products, including any payments that are calculated on the basis of a percentage of, or profit share on, such Third Party’s sale of Products.
1.41.    “DNA-PK” means the DNA-dependent protein kinase.
1.42.    “DNA-PK Compound” means any of (a)(i) the compound known as VX-984 with the chemical formula set forth on Schedule 1.42 or (ii) any other compound with a chemical formula set forth on Schedule 1.42, (b) any compound that inhibits DNA-PK that is originally claimed or Covered by any claim contained in the Licensed Patent [***] as filed on [***], in the Licensed Patent [***] as filed on [***] or in the Licensed Patent [***] as filed on [***] or (c) [***] of any of the foregoing.
1.43.    “DNA-PK Product” means any Product containing a [***] or a [***].
1.44.    “DOJ” has the meaning set forth in Section 1.78.
1.45.    “Editing” has the meaning set forth in Section 1.62.
1.46.    “Effective Date” means the Business Day following the date on which HSR Clearance has occurred with respect to the HSR Filing(s).
1.47.    “EMA” means the European Medicines Agency and any successor entity thereto.
1.48.    [***] means any of (a) any [***] or (b) any [***] any of the foregoing.

1.49.    [***] means any Product containing [***]or a [***].
1.50.    “European Commission” means the European Commission or any successor entity that is responsible for granting marketing approvals authorizing the sale of pharmaceuticals in the European Union.
1.51.    “European Union” or “EU” means (a) the economic, scientific and political organization of member states as it may be constituted from time to time, which as of the Execution Date consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom of Great Britain and Northern Ireland and that certain portion of Cyprus included in such organization, (b) any member country of the European Economic Area that is not otherwise a member of the European Union, and (c) any country not otherwise included in clauses (a) or (b) that participates in the unified filing system under the auspices of the EMA. For clarity, European Union will at all times be deemed to include each of Italy, Germany, France, the United Kingdom and Spain.
1.52.    “Execution Date” has the meaning set forth in the Preamble.
1.53.    “Executive Officers” means the Chief Scientific Officer of Merck, initially Luciano Rossetti di Valdalbero, and the Chief Scientific Officer of Vertex, initially David Altshuler, or their respective designees.
1.54.    “Existing Clinical Trials” means those Clinical Trials set forth on Schedule 1.54.
1.55.    “Existing Clinical Trials Transfer Outline” has the meaning set forth in Section 2.1.4(a).
1.56.    “FDA” means the United States Food and Drug Administration and any successor entity thereto.
1.57.    “FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.
1.58.    “Field” means all human and non-human diagnostic, prophylactic and therapeutic uses.
1.59.    “First Commercial Sale” means with respect to a Product, the first sale of such Product by Merck, its Affiliate or its Sublicensee to a Third Party resulting in Net Sales in a particular country after any required Marketing Approval for the Product has been obtained in such country; provided that the following will not constitute a First Commercial Sale: (a) any sale of a Product to an Affiliate or Sublicensee; (b) any sale of a Product for use in Clinical Trials, pre-clinical studies or other Research or Development activities; (c) the disposal or transfer of a Product for a bona fide charitable purpose; or (d) compassionate use and “named patient sales”; provided, however, any first sale of a Product in France resulting in Net Sales under the French ATU program will constitute a “First Commercial Sale” of such Product in France.
1.60.    “Force Majeure” means a condition, the occurrence and continuation of which is beyond the reasonable control of a Party, including an act of God, governmental acts or restrictions, war, civil commotion, labor strike or lock-out, epidemic, flood, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.
1.61.    “FTC” has the meaning set forth in Section 1.78.
1.62.    “FTE” means [***] hours of work per [***] devoted to activities under this Agreement, including providing cooperation, assistance or support to Merck under this Agreement, that is carried out by [***] qualified employees (excluding Third Party contractors) of Vertex or its Affiliates.
1.63.    “FTE Costs” means, for any period, the FTE Rate multiplied by the number of FTEs of Vertex or its Affiliates who perform a specified activity under this Agreement.
1.64.    “FTE Rate” means $[***], the fully-loaded cost (including all consumables, etc.) for the work of [***] FTE; provided that such rate will [***] or [***] on [***] of each Calendar Year (starting with [***]) in accordance with the percentage year-over-year increase or decrease in the [***]. The FTE Rate includes (a) all [***] and (b) [***].
1.65.    “GAAP” means United States generally accepted accounting principles, consistently applied.
1.66.    [***] means the [***].
1.67.    [***] means any of (a) any [***] that is described by the chemical formulae set forth on Schedule 1.67 or (b) [***] of any of the foregoing.
1.68.    [***] means any small molecule compound that [***].
1.69.    [***] means any Product containing a [***] or a [***].
1.70.    “GCP” means good clinical practices, which are the then-current standards for Clinical Trials for pharmaceuticals, as set forth in the FD&C Act or other Applicable Law, and such standards of good clinical practice as are required by the Regulatory Authorities of the European Union and other organizations and Governmental Authorities in countries for which the applicable Licensed Compound or Product is intended to be Developed, to the extent such standards are not less stringent than United States standards.
1.71.    [***].
1.72.    [***].

1.73.    “Global Safety Database” or “GSD” means the safety database system used to capture, process, and report ICSRs. For purposes of this Agreement, the GSD is the database containing safety information for ATR Compounds and DNA-PK Compounds and is the authoritative data source for Individual Case Safety Report (ICSR) reporting and analysis.
1.74.    “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, or comparable regulatory standards in jurisdictions outside of the United States, to the extent such standards are not less stringent than United States standards.
1.75.    “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.
1.76.    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or foreign equivalent thereof under Applicable Law.
1.77.    “HSR Clearance” means, with respect to the applicable agreement or transaction, the expiration or termination of all applicable waiting periods and requests for information (and any extensions thereof) under the HSR Act.
1.78.    “HSR Filing” means (a) a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) filing by Vertex and Merck with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto, or (b) equivalent filings, if any, with applicable Governmental Authorities where such filings are required.
1.79.    “IFRS” means the International Financial Reporting Standards, the set of accounting standards and interpretations and the framework in force on the Effective Date and adopted by the European Union as issued by the International Accounting Standards Board (IASB) and the International Financial Reporting Interpretations Committee (IFRIC), as such accounting standards may be amended from time to time.
1.80.    “IND” means any Investigational New Drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations or a similar application or submission for a Product filed with a Regulatory Authority in a country or group of countries.
1.81.    “Individual Case Safety Report” or “ICSR” means a report providing the most complete information related to an individual adverse event case at a certain point of time.
1.82.    “Infringement” has the meaning set forth in Section 6.4.1
1.83.    “Inventory” has the meaning set forth in Section 4.2.3.
1.84.    “Joint Agreement Know-How” has the meaning set forth in Section 6.1.2.

1.85.    “Joint Agreement Patents” has the meaning set forth in Section 6.1.2.
1.86.    “Joint Agreement Technology” has the meaning set forth in Section 6.1.2.
1.87.    “Know-How” means any scientific or technical information, data and results, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including pre-clinical and clinical protocols and data from studies and Clinical Trials, chemical structures, chemical sequences, information, discoveries, inventions, know-how, formulas, trade secrets, devices, practices, protocols, regulatory filings, techniques, methods, processes, concepts, ideas, specifications, formulations, formulae, data, case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing, summaries and information contained in submissions to and information from Regulatory Authorities, procedures and developments, whether or not patentable; provided that Know-How does not include Patents but includes the disclosure of any patent application that has remained unpublished due to abandonment or lapse of the patent application.
1.88.    “Knowledge” means the actual knowledge of the following Vertex executives, [***].
1.89.    “Liability” has the meaning set forth in Section 8.1.1.
1.90.    “Licensed Compound” means any ATR Compound, DNA-PK Compound, [***] Compound or [***] Compound.
1.91.    “Licensed Know-How” means (a) any Know-How (i) Controlled by Vertex or its Affiliates on the Effective Date and (ii) actually used by Vertex or its Affiliates in the Research, Development or Manufacture of any Licensed Compound in the Field on or prior to the Effective Date, (b) any Vertex Agreement Know-How or Joint Agreement Know-How and (c) any Know-How Controlled by Vertex or its Affiliates under the Proposed ICR License Agreement, if such agreement is entered by Vertex or any of its Affiliates, in the case of each clause (a), (b) and (c), that is [***] to Research, Develop, Manufacture or Commercialize any Licensed Compound or Product in the Field.
1.92.    “Licensed Patents” means (a) any Patents Controlled by Vertex or its Affiliates on the Effective Date that Cover any Licensed Compound, (b) any Patents filed after the Effective Date and Controlled by Vertex or its Affiliates that claim or cover any Licensed Know-How described in clause (a) of Section 1.91, including any patent filed after the Effective Date that claims or covers any [***] Compound or any [***] Compound, (c) any Vertex Agreement Patents or Joint Agreement Patents that Cover any Licensed Compound or Product, (d) any Patents anywhere in the Territory that claim priority from the same or are otherwise derived therefrom, such as by way of continuation, continuation-in-part, division, forming the basis of a supplementary protection certificates or patent term extensions and (e) any Patents Controlled by Vertex or its Affiliates under [***], that Cover any Licensed Compound. A list of Licensed Patents as of the Effective Date is set forth on Schedule 1.92. From time to time during the Term, the Parties will update Schedule 1.92 upon mutual agreement to list all Licensed Patents as of such time.

1.93.    “Licensed Technology” means the Licensed Patents and Licensed Know-How.
1.94.    “Manufacture” or “Manufactured” or “Manufacturing” means activities directed to making, having made, producing, manufacturing, processing, filling, finishing, packaging, labeling, quality control testing and quality assurance release, shipping or storage of a Licensed Compound or Product.
1.95.    “Marketing Approval” means, with respect to a Product in a particular jurisdiction, all approvals, licenses, registrations or authorizations necessary for the Commercialization of such Product in such jurisdiction, including, with respect to the United States, approval of an Approval Application for such Product by the FDA and with respect to the European Union, approval of an Approval Application for such Product by the European Commission or the applicable Regulatory Authority in any particular country in the EU. For clarity, Marketing Approval does not include Price Approval.
1.96.    “Materials” means all biological materials or chemical compounds arising out of a Party’s activities under this Agreement and provided by such Party to the other Party for use by the other Party or otherwise provided by a Party for use by the other Party, in each case, to conduct activities pursuant to this Agreement, including Licensed Compounds, Clinical Trial samples, cell lines, compounds, lipids, assays, viruses and vectors.
1.97.    “Merck” has the meaning set forth in the Preamble.
1.98.    “Merck Agreement Know-How” has the meaning set forth in Section 6.1.3.
1.99.    “Merck Agreement Patents” has the meaning set forth in Section 6.1.3.
1.100.    “Merck Agreement Technology” has the meaning set forth in Section 6.1.3.
1.101.    “[***]” means any compound that (a) [***] with respect to which Merck or any of its Affiliates or sublicensees [***]and (b) was [***] Merck or any of its Affiliates or sublicensees or a Third Party acting on Merck’s or any of its Affiliate’s or sublicensee’s behalf.
1.102.    [***] means (a) any compound that (i) [***] with respect to which Merck or any of its Affiliates or sublicensees has filed an IND prior to the Effective Date or [***] and (ii) was [***] Merck or any of its Affiliates or sublicensees or a Third Party acting on Merck’s or any of its Affiliate’s or sublicensee’s behalf or (b) any of (x) [***] with the chemical formula set forth on Schedule 1.102, (y) any compound that [***] as listed in Schedule 1.102 or (z) any [***] of any of the foregoing.
1.103.    [***] means any [***] (a) with respect to which Merck or any of its Affiliates or sublicensees [***], (b) that is [***] Merck or any of its Affiliates or sublicensees [***] or (c) that is [***] Merck or any of its Affiliates or sublicensees or a Third Party acting on Merck’s or any of its Affiliate’s or sublicensee’s [***].
1.104.    “Merck Indemnified Party” has the meaning set forth in Section 8.1.2.

1.105.    [***] means any [***] (a) with respect to [***], (b) that is [***]Merck or any of its Affiliates or sublicensee [***]or (c) that is [***] by Merck or any of its Affiliates or sublicensees or a Third Party acting on Merck’s or any of its Affiliate’s or sublicensee’s behalf [***].
1.106.    “NDA” means a new drug application that is submitted to the FDA for Marketing Approval for a Product, pursuant to 21 C.F.R. § 314.3.
1.107.    “Net Sales” means the gross invoiced price for Products sold by Merck, its Affiliates or Sublicensees (the “Selling Party”) to independent or unaffiliated Third Party purchasers, less the following deductions with respect to such sales that are either included in the billing as a line item as part of the gross amount invoiced, or otherwise documented as a deduction in accordance with applicable Accounting Standards to be specifically attributable to actual sales of such Products:
(a)    credits or allowances on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Product returned in connection with recalls or withdrawals) and amounts written off by reason of uncollectible debt, including provisions for bad debts;
(b)    insurance, customs charges, freight, shipping and other transportation costs incurred in shipping Products to such non-related parties, to the extent incurred by a Selling Party and not reimbursed by a non-related party;
(c)    sales, excise and use taxes and any other governmental charges (including value added tax) actually paid in connection with the distribution, use or sale of such Product;
(d)    discounts (including trade, quantity, cash discounts and fees for services), cash and non-cash coupons, co-payment support programs, retroactive price reductions, and charge back payments and rebates granted to any non-related party (including to governmental entities or agencies, purchasers, reimbursers, customers, Distributors, wholesalers, and group purchasing organizations and managed care organizations (and other similar entities and institutions)); and
(e)    rebates (or their equivalent), administrative fees (e.g., Federal Supply Schedule-Industrial Funding Fee, administration rebates for all chargeback units sold to Big 4/OGA contracted entities, etc.), chargebacks and retroactive price adjustments and any other similar allowances granted to non-related parties (including to Governmental Authorities, purchasers, reimbursers, customers, Distributors, wholesalers, and managed care organizations (and other similar entities and institutions)) that effectively reduce the selling price or gross sales of the Product.
Only items that are deducted from the Selling Party’s gross sales of Product(s), as included in the Selling Party’s published financial statements and that are in accordance with applicable Accounting Standards, will be deducted from such gross sales for purposes of the calculation of Net Sales.
A qualifying amount may be deducted only once regardless of the number of the preceding categories that describe such amount. If a Selling Party makes any adjustment to such deductions after the associated Net Sales have been reported pursuant to this Agreement, the adjustments and payment of any royalties due will be reported with the next quarterly report. Sales between or among Merck, its Affiliates and Sublicensees will be excluded from the computation of Net Sales if such sales are not intended for end use, but Net Sales will include the subsequent final sales to Third Parties by Merck or any such Affiliates or Sublicensees. [***]. Further, transfers or dispositions of the Products at a price [***] the Supply Costs thereof:

(i)	[***],

(ii)	[***], or

(iii)	[***],
shall not, in each case, be deemed sales of such Products for purposes of this definition of “Net Sales.” For clarity, [***].
If a sale, transfer or other disposition with respect to a Product in a country in the Territory involves consideration other than cash or is not at arm’s length, the Net Sales from such sale, transfer or other disposition will be calculated on the average Net Sales price of the Product in arm’s length sales for cash in the relevant country during the same Calendar Quarter as such sale, transfer or other disposition or in the absence of such sales, the fair market value of the Product as mutually determined by the Parties.
In the event that a Product under this Agreement is sold in form of a Combination Product, then Net Sales for such Combination Product shall be determined on a country-by-country basis by mutual agreement of the Parties in good faith taking into account the perceived relative value contributions of the Product and the other ingredient or component in the Combination Product, as reflected in their respective market prices. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, the International Chamber of Commerce shall determine such relative value contributions and such determination shall be final and binding upon the Parties.
In the event a Product is “bundled” for sale together with one or more other products in a country (a “Product Bundle”), then Net Sales for such Product shall be determined on a country-by-country basis by mutual agreement of the Parties in good faith taking into account the relative value contributions of the Product and the other products in the Product Bundle, as reflected in their individual sales prices. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, the International Chamber of Commerce shall determine such relative value contributions and such determination shall be final and binding upon the Parties.
1.108.    “Non-Breaching Party” means the Party that believes the other Party is in material breach of this Agreement.
1.109.    “Out-of-Pocket Costs” means, with respect to a Party, costs and expenses paid by such Party to Third Parties (or payable to Third Parties and accrued in accordance with applicable Accounting Standards), other than employees of such Party or its Affiliates. For clarity, all fees due by Vertex to any contract-research organization in connection with Existing Clinical Trials shall be understood as Out-of-Pocket Costs.

1.110.    “Party” or “Parties” has the meaning set forth in the Preamble.
1.111.    “Patents” means the rights and interests in and to issued patents and pending patent applications in any country, jurisdiction or region (including inventor’s certificates and utility models), including all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals, renewals and all patents granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations and patents of addition thereof, including patent term extensions and supplementary protection certificates, international patent applications filed under the Patent Cooperation Treaty (PCT) and any foreign equivalents to any of the foregoing.
1.112.    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.
1.113.    “Phase 1 Clinical Trial” means any Clinical Trial as described in 21 C.F.R. §312.21(a), or, with respect to a jurisdiction other than the United States, a similar Clinical Trial.
1.114.    “Phase 3 Clinical Trial” means any Clinical Trial as described in 21 C.F.R. §312.21(c), or, with respect to a jurisdiction other than the United States, a similar Clinical Trial.
1.115.    “Pre-Clinical Projects Transfer Plan” has the meaning set forth in Section 2.1.6.
1.116.    “Price Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination.
1.117.    “Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority.
1.118.    “Product” means any pharmaceutical product, medical therapy, preparation, substance, or formulation comprising or employing a Licensed Compound, [***].
1.119.    “Product Bundle” has the meaning set forth in Section 1.107.
1.120.    “Program” means, as applicable, (a) Merck’s Research, Development, Manufacture and Commercialization of ATR Compounds and ATR Products, (b) Merck’s Research, Development, Manufacture and Commercialization of DNA-PK Compounds and DNA-PK Products, (c) Merck’s Research, Development, Manufacture or Commercialization of [***] Compounds and [***] Products or (d) Merck’s Research, Development, Manufacture and Commercialization of [***] Compounds and [***] Products.

1.121.    “Program Abandonment” means, with respect to a single Program, prior to the First Commercial Sale of a Product in such Program, the failure of Merck or any of its Affiliates or Sublicensees to initiate or conduct any material Research or Development activities (including, for the avoidance of doubt, activities directed to resolving any clinical hold) with respect to any Licensed Compound or Product in such Program during any [***] period; provided that such [***] period will automatically be tolled so long as and to the extent that failure to initiate or conduct any material Research or Development is a result of a Force Majeure, Third Party supply failure or safety issue and Merck is using Commercially Reasonable Efforts to resolve such Force Majeure, Third Party supply failure or safety issue.
1.122.    [***].
1.123.    “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as handling re-examinations and reissues with respect to such Patent, together with the conduct of interferences, derivation proceedings, the defense of oppositions, post-grant patent proceedings (such as Inter Partes Review and Post Grant Review) and other similar proceedings (such as interferences, oppositions, re-examinations, reissues, revocation or nullification proceedings) with respect to the particular Patent. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” will not include any other enforcement actions taken with respect to a Patent.
1.124.    [***] means the protein known as [***] identifiable by its [***] and [***] and encoded by the gene [***],[***].
1.125.    [***] means any small molecule compound that at therapeutically active levels [***] or [***] (a) [***] or (b) [***].
1.126.    “Receiving Party” has the meaning set forth in Section 10.1.
1.127.    “Recipient” has the meaning set forth in Section 10.6.
1.128.    “Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of Approval Applications, supplements and amendments, pre- and post- approvals, and labeling approvals) of any Regulatory Authority, necessary for the research, development, clinical testing, commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of a pharmaceutical product in a regulatory jurisdiction, including Marketing Approval but excluding Price Approval.
1.129.    “Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of Regulatory Approvals or Price Approvals for pharmaceutical products in such country or countries.
1.130.    “Regulatory Filings” means, collectively: (a) all INDs, Approval Applications, establishment license applications, Drug Master Files, applications for designation as an “Orphan

Product(s)” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FD&C Act (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FD&C Act (21 U.S.C. § 355(b)(4)(B)) and all other similar filings (including counterparts of any of the foregoing in any country or region in the Territory); (b) any applications for Regulatory Approval or Price Approval and other applications, filings, dossiers or similar documents submitted to a Regulatory Authority in any country for the purpose of obtaining Regulatory Approval or Price Approval from that Regulatory Authority; (c) any Patent-related filings with any Regulatory Authority; (d) all supplements and amendments to any of the foregoing; and (e) all data and other information contained in, and correspondence with any Regulatory Authority relating to, any of the foregoing.
1.131.    “Representatives” has the meaning set forth in Section 10.6.
1.132.    “Research” means conducting research activities to discover, design, optimize, deliver and advance Licensed Compounds and Products, including pre-clinical studies and optimization, but specifically excluding Development, Manufacture and Commercialization. When used as a verb, “Researching” means to engage in Research.
1.133.    “Research Report” has the meaning set forth in Section 2.1.8.
1.134.    “Rights” has the meaning set forth in Section 11.2.
1.135.    “Royalty Information” has the meaning set forth in Section 10.6.
1.136.    “Royalty Term” means, (a) with respect to a Product containing a Licensed Compound in a country, the period commencing on the first sale of such Product giving rise to Net Sales in such country and ending upon the latest of: (i) the expiration of the last Valid Claim of any Licensed Patent or any Patent Controlled by Merck or any of its Affiliates or Sublicensees that Covers such Product or the Licensed Compound in such Product in such country or (ii) [***] after the First Commercial Sale of such Product in such country and (b) with respect to a Product that does not contain a Licensed Compound in a country, the period commencing on the first sale of such Product giving rise to Net Sales in such country and ending [***] after the First Commercial Sale of such Product in such country.
1.137.    “Selling Party” has the meaning set forth in Section 1.107.
1.138.    “Storage Facility” has the meaning set forth in Section 4.2.3.
1.139.    “Sublicense” means, directly or indirectly, to sublicense, grant any other right with respect to, or agree not to assert, the rights granted to Merck hereunder. When used as a noun, “Sublicense” means any agreement to Sublicense.
1.140.    “Sublicensee” means an Affiliate or Third Party, other than a Distributor, to whom Merck (or a Sublicensee or Affiliate) sublicenses any of the rights granted to Merck hereunder during the Term.

1.141.    “Supply Cost” means the actual fully-burdened cost to, and Out-of-Pocket Costs incurred by, either Party or its Affiliates or Sublicensees for the Manufacture of a Licensed Compound or Product containing a Licensed Compound, calculated using a methodology consistent with applicable Accounting Standards; provided that under no circumstances will (a) Supply Costs incurred by either Party’s Affiliate or Sublicensee be double counted or (b) any mark-up among either Party and its applicable Affiliates or Sublicensees be included as a Supply Cost. For a Licensed Compound or Product containing a Licensed Compound that either Party, its Affiliate or Sublicensee purchases from a Third Party, Supply Cost will be equal to the fully-loaded price paid to such Third Party to purchase such Licensed Compound or Product.
1.142.    “TC” has the meaning set forth in Section 3.1.1.
1.143.    “Term” has the meaning set forth in Section 9.1.
1.144.    “Terminated Products” means, with respect to a termination of this Agreement, (a) in the case of a termination of this Agreement in its entirety, all Licensed Compounds and Products containing a Licensed Compound and (b) in the case of a termination of this Agreement in part with respect to a Program, all Licensed Compounds and Products containing a Licensed Compound in such Program.
1.145.    “Territory” means all countries of the world.
1.146.    “Third Party” means any Person other than Vertex, Merck or their respective Affiliates.
1.147.    “Third-Party Infringement Claim” has the meaning set forth in Section 6.3.
1.148.    “United States” or “U.S.” means the United States of America and all of its districts, territories and possessions.
1.149.    “Valid Claim” means a claim (a) of any issued, unexpired United States or foreign Patent, which has not, in the country of issuance, lapsed, or been donated to the public, been revoked, abandoned, withdrawn, disclaimed, denied, held invalid or unenforceable by a court of competent jurisdiction or governmental or supra-governmental agency of competent jurisdiction, in an unappealed or unappealable decision or admitted to be invalid or unenforceable, or (b) of any United States or foreign patent application, which has not, in the country in question, been cancelled, withdrawn, abandoned, held invalid by a court of competent jurisdiction or governmental or supra-governmental agency of competent jurisdiction, in an unappealed or unappealable decision or admitted to be invalid or unenforceable. Notwithstanding the foregoing, on a country-by-country basis, a patent application pending for more than [***] years will not be considered to have any Valid Claim for purposes of this Agreement unless and until a patent that meets the criteria set forth in clause (a) above with respect to such application issues.
1.150.    “Vertex” has the meaning set forth in the Preamble.
1.151.    “Vertex Agreement Know-How” has the meaning set forth in Section 6.1.1.

1.152.    “Vertex Agreement Patents” has the meaning set forth in Section 6.1.1.
1.153.    “Vertex Background Patents” means (a) (i) those Vertex Agreement Patents included in the Licensed Patents and (ii) those Patents filed after the Effective Date and Controlled by Vertex or its Affiliates that claim or cover any Licensed Know-How described in clause (a) of Section 1.91, in each case ((i) and (ii)), that are not primarily related to the Research, Development, Manufacture or Commercialization of Licensed Compounds or Products, (b) those Patents set forth on Schedule 1.153 and (c) all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals, renewals and all patents granted on the Patents referenced in clause (a) and (b), and all reissues, reexaminations, extensions, confirmations, revalidations, registrations and patents of addition thereof, including patent term extensions and supplementary protection certificates, international patent applications filed under the Patent Cooperation Treaty (PCT) and any foreign equivalents to any of the foregoing. All Vertex Background Patents as of the Effective Date are listed on Schedule 1.153. For the avoidance of doubt, Vertex Background Patents are a sub-group of Licensed Patents that are subject to the special provisions in accordance with ARTICLE 6.
1.154.    “Vertex Indemnified Party” has the meaning set forth in Section 8.1.1.
ARTICLE 2.
RESEARCH, DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION
2.1.    Research & Development.
2.1.1.    Generally. Merck will have sole and exclusive control over all matters relating to the Research and Development of Licensed Compounds and Products in the Field in the Territory. Subject to Section 2.1.9, Merck shall be solely responsible for all of the costs and expenses of all Research and Development activities performed by Vertex or its Affiliates or Third Parties after the Effective Date related to Licensed Compounds and Products containing Licensed Compounds.
2.1.2.    Development Plan. Merck will conduct Research and Development activities with respect to Licensed Compounds and Products for each Program in accordance with a reasonably detailed Development plan outlining anticipated activities in connection with the Research and Development of Licensed Compounds and Products for such Program (each, a “Development Plan”). The initial Development Plans for the ATR Compounds and ATR Products and for the DNA-PK Compounds and DNA-PK Products are attached hereto as Schedule 2.1.2. Promptly following [***] for an [***] Product or[***] Product, Merck will provide the TC with a Development Plan for the [***] Compounds and [***] Products or for the [***] Compounds and [***] Products, as applicable, and the TC will review and comment on such Development Plan. Merck [***] from Vertex’s representatives on the TC on each such Development Plan. Merck will prepare updates to each Development Plan no less than [***] for so long as activities are taking place under such Development Plan and provide such updates to the TC for its review and comment. Merck [***] from Vertex’s representatives on the TC on such updates. All Development Plans and all updates to Development Plans proposed by Merck pursuant to this Section 2.1.2 will contain proposed activities consistent with Merck’s obligations under Sections 2.5.1, 2.5.2 and 2.5.4;

provided that, for the avoidance of doubt, neither the fact that Merck has provided the TC with proposed Development Plans nor the incorporation by Merck of comments from the Vertex representatives on the TC pursuant to this Section 2.1.2 nor the performance by Merck of the activities contained in any such Development Plan will preclude any claim by Vertex or a finding that Merck is not in compliance with Sections 2.5.1, 2.5.2 or 2.5.4. Merck will conduct Research and Development activities with respect to the applicable Licensed Compounds and Products in accordance with each Development Plan. Following the disbandment of the TC in accordance with Section 3.1.5, Merck will provide such Development Plans and the updates thereto directly to Vertex and [***] from Vertex on such Development Plans and updates thereto.
2.1.3.    Reporting. For so long as Merck is conducting activities under a Development Plan, no later than [***], Merck will provide Vertex with a reasonably detailed report regarding the status of Merck’s Research and Development under such Development Plan. Such reports may inter alia be provided to Vertex in conjunction with meetings and other communications between the representatives of Vertex and Merck on the TC for so long as the TC exists. No more than [***] and upon Vertex’s request, appropriate employees of Merck engaged in activities under the Development Plan will meet with employees designated by Vertex to discuss the Research and Development of Licensed Compounds and Products. Following the first Clinical Trial that establishes proof-of-concept for a Product, the Parties will discuss the results of such Clinical Trial and Merck’s plans regarding the disclosure of such results.
2.1.4.    Existing Clinical Trials.
(a)    The Parties will coordinate the efficient transfer of the Conduct of each Existing Clinical Trial from Vertex to Merck. To enable such transfer, Vertex will use Commercially Reasonable Efforts to continue to Conduct each Existing Clinical Trial, at Merck’s cost (to the extent set forth in this Section 2.1.4) and direction, consistent with the protocol of such Existing Clinical Trial as it exists on the Execution Date, until the earlier of (i) the completion of such Existing Clinical Trial, (ii) the transfer of such Existing Clinical Trial to Merck, or (iii) the receipt of Merck’s written request to terminate such Existing Clinical Trial. Schedule 1.54 contains an overview of the Existing Clinical Trials, including their current protocols, as well as a preliminary outline of a transfer plan (the “Existing Clinical Trials Transfer Outline”). The Parties agree that the transfer dates set forth on Schedule 1.54 for each such Existing Clinical Trial describes their current understanding of transfer timelines, assuming, among other things, Merck’s qualification of respective manufacturing sites. In case Merck’s qualification of the contract manufacturing organizations being used by Vertex to Manufacture Clinical Trial supply of Licensed Compounds and Products as of the Execution Date fails, the Parties will cooperate to resolve any such failure prior to the transfer of the Existing Clinical Trials to Merck; provided that in no event will Vertex be obligated to provide support in resolving such failures after the date that is [***] from the Effective Date unless the Parties agree otherwise. The costs of such assistance will be paid by Merck in accordance with Section 2.1.9.
(b)    The TC shall, within [***] of the Effective Date, expand the Existing Clinical Trials Transfer Outline into a more detailed transfer plan, including a timeline as well as a cost estimate, which detailed transfer plan shall be consistent with the protocols of the Existing Clinical Trials as they exist on the Execution Date (the “Clinical Trials Transfer Plan”) and have oversight and monitor the transfer activities contemplated hereunder. Vertex will not be obligated to take any action in connection with its Conduct of Existing Clinical Trials that violates Applicable Law or is unethical, and, notwithstanding anything in this Agreement to the contrary, if any Existing Clinical Trial is being Conducted by a Third Party on the Effective Date pursuant to an agreement with Vertex or any of its Affiliates, such Existing Clinical Trial will be conducted in accordance with such agreement, and if such Third Party terminates any such agreement in accordance with the terms of such agreement, Vertex will be under no obligation to continue such Existing Clinical Trial.
(c)    Promptly following the Effective Date, Vertex will provide Merck with a reasonably detailed, good faith estimate of the Out-of-Pocket Costs, FTE Costs and Supply Cost (if any) expected to be incurred by Vertex or its Affiliates in Conducting the Existing Clinical Trials in accordance with the Clinical Trials Transfer Plan, and Vertex will periodically, but no less frequently than [***] during which the Parties are conducting activities under the Clinical Trials Transfer Plan, provide Merck with updates to such estimate. In addition, if Vertex anticipates that the costs to be incurred by Vertex to Conduct the Existing Clinical Trials in accordance with the Clinical Trials Transfer Plan during any Calendar Quarter will exceed the aggregate estimated cost of such activities in such good faith estimate by more than [***] of the relevant aggregate quarterly cost estimate, Vertex will promptly notify Merck, provide an updated estimate and make appropriate personnel available to discuss the relevant factors leading to such anticipated excess costs. The Parties will then decide on whether certain activities under the Clinical Trials Transfer Plan shall be conducted despite such anticipated excess costs. In case no agreement can be reached between the Parties with this regard, Merck may [***]; provided that (i) [***] any such activity would violate Applicable Law or the terms of any agreement to which Vertex is subject or be unethical [***] and (ii) [***] with respect to such activity.
2.1.5.    Development Reports. For each Calendar Quarter in which Vertex is Conducting any Existing Clinical Trial, Vertex will provide Merck with a reasonably detailed report regarding the status and results of any such Existing Clinical Trial (a “Development Report”).
2.1.6.    Transfer of Pre-Clinical Projects. With respect to the Research of [***] Compound and the [***] Compound, the Parties agree that the TC shall develop, within [***] of the Effective Date, a detailed plan pursuant to which such Research projects will be transferred to Merck (the “Pre-Clinical Projects Transfer Plan”). Such plan shall describe in reasonable detail the tasks necessary to transfer such projects and the Research activities to be performed by Vertex after the Effective Date prior to such transfer, including a timeline as well as a cost estimate therefor. No later than [***] during which the Parties are conducting activities under the Pre-Clinical Projects Transfer Plan, Vertex will provide Merck with an update to the cost estimate for the Pre-Clinical Projects Transfer Plan. Prior to the adoption of the Pre-Clinical Projects Transfer Plan, Vertex will conduct Research activities with respect to the [***] Compound and the [***] Compound solely at Merck’s direction and at Merck’s cost. If Vertex anticipates that the aggregate costs of activities performed under the Pre-Clinical Projects Transfer Plan during any Calendar Quarter will exceed the aggregate estimated cost of such activities in the Pre-Clinical Projects Transfer Plan by more than [***] of the relevant aggregate quarterly cost estimate, Vertex will promptly notify Merck and make appropriate personnel available to discuss the relevant factors leading to such anticipated excess costs. The Parties will then decide on whether certain activities under the Pre-Clinical Projects Transfer Plan shall be conducted or not despite such anticipated excess costs. In case no agreement can be reached between the Parties with this regard, Merck may [***]; provided that (a) [***] any such activity would violate Applicable Law or the terms of any Agreement to which Vertex is subject or be unethical, [***] and (b) [***] incurred with respect to such activity.
2.1.7.    Review of On-Going Research and Development Activities. Promptly following the Effective Date, the TC will review all Research and Development activities being performed by Vertex or its Affiliates or by Third Parties as of the Effective Date related to the Licensed Compounds and Products containing Licensed Compounds and determine whether such activities should be continued or terminated and wound down (in the case of activities being performed by Third Parties, if such termination is permitted by the agreement with such Third Party); provided that, other than as set forth in Section 2.1.4 with respect to the Existing Clinical Trials or Section 2.1.6 with respect to the transfer of the Research projects, Vertex will be under no obligation to perform any new Research and Development activities beyond those that are ongoing as of the Execution Date, but Vertex may, in its sole discretion, perform new Research and Development activities if requested by Merck and at Merck’s direction and expense (subject to Section 2.1.9).
2.1.8.    Pre-Clinical Research Reports. For each Calendar Quarter in which Vertex is continuing to perform Research in accordance with the Pre-Clinical Projects Transfer Plan or pursuant to Section 2.1.7, if any, Vertex will provide Merck with a reasonably detailed report regarding the status and results of any such activity (a “Research Report”).
2.1.9.    Cost Reimbursement. Vertex will invoice Merck within [***] after the end of each Calendar Quarter for all FTE Costs (subject to this Section 2.1.9), Out-of-Pocket Costs and Supply Costs incurred by Vertex or its Affiliates in such Calendar Quarter for (a) conducting or winding down any Research or Development activities related to the Licensed Compounds or Products after the Effective Date, including Conducting any Existing Clinical Trial pursuant to Section 2.1.4 and conducting Research or Development activities pursuant to Sections 2.1.6 and 2.1.7, (b) transferring any Research projects pursuant to Section 2.1.6, (c) providing support pursuant to Section 2.2.3(a), (d) transferring Licensed Know-How pursuant to Section 4.2.1 and providing support therefor under Section 4.2.4 and (e) transferring or storing Inventory pursuant to Section 4.2.3; provided that Merck will have no obligation to reimburse Vertex for any such costs in excess of any applicable cost estimate to the extent that such excess costs (i) are a result of Vertex’s [***] or (ii) were incurred for an activity that [***] such activity would violate Applicable Law or the terms of any agreement to which Vertex is subject or be unethical, and Vertex [***] or (B) that were incurred for an activity that [***] such activity would violate Applicable Law or the terms of any agreement to which Vertex is subject or be unethical. Merck will pay such invoices within [***] after receipt thereof. Notwithstanding anything to the contrary in this Agreement, Vertex will provide Merck with up to [***] of FTE support under Sections 2.1.4, 2.1.6, 2.1.7, 2.2.3(a) and 4.2 at no cost and will not include any FTE Costs in an invoice under this Section 2.1.9 for such support until such time as Vertex has provided such [***] of FTE support. If Merck requests support beyond such [***] of FTE support or Vertex is otherwise obligated to provide FTE support beyond [***] pursuant to Sections 2.1.4, 2.1.6, 2.1.7, 2.2.3(a) and 4.2, Vertex will provide such support at Merck’s cost, and such FTE Costs will be included in the applicable invoice.
2.2.    Regulatory Matters.
2.2.1.    Responsibilities. Subject to Section 2.2.3, Merck or its designated Affiliates and Sublicensees will have the sole authority to (a) prepare and file Regulatory Filings, each in its own name, and applications for Regulatory Approval and Price Approval for all Licensed Compounds and Products in the Field in the Territory, and (b) communicate with Regulatory Authorities with respect to the Licensed Compounds and Products in the Field in the Territory, both prior to and following Regulatory Approval and Price Approval.
2.2.2.    Ownership. Ownership of all rights in and to all Regulatory Filings, Regulatory Approvals and Price Approvals directed to any Licensed Compound or Product in the Field in each country of the Territory will be held in the name of Merck, its Affiliate, designee or Sublicensee.
2.2.3.    Participation by Vertex.
(a)    Merck will provide Vertex with copies of all material correspondence related to a Licensed Compound or Product between Merck and a Regulatory Authority. Upon Merck’s reasonable request and at Merck’s expense (subject to Section 2.1.9), Vertex will support the Development of Licensed Compounds and Products by (i) providing Regulatory Authorities with access to, and the right to audit, any data or other Licensed Know-How and associated documents that are in Vertex’s Control and are relied on by Merck in its Regulatory Filings for Licensed Compounds and Products and (ii) having one or more representatives of Vertex attend material meetings and teleconferences with Regulatory Authorities regarding the Development of Licensed Compounds and Products if requested by Merck. Notwithstanding anything to the contrary contained herein, for so long as Vertex is Conducting any Existing Clinical Trial, Merck will not respond to any material correspondence related to any such Existing Clinical Trial with any Regulatory Authority or make any filing or submission to any Regulatory Authority related to any such Existing Clinical Trial without first obtaining Vertex’s prior written consent [***] if any statement or action proposed in such response, filing or submission would violate Applicable Law or is unethical.
(b)    For so long as Vertex is Conducting any Existing Clinical Trial, Vertex will provide Merck with copies of all material correspondence related to any such Existing Clinical Trial between Vertex and a Regulatory Authority. Vertex will allow Merck a reasonable opportunity to review and comment on Vertex’s proposed response to any material correspondence related to any such Existing Clinical Trial with any Regulatory Authority in advance of the transmission of such response, and Vertex will [***] by Merck in connection therewith. Unless required by Applicable Law (as determined in good faith by [***]), Vertex will not make any filing or submission to any Regulatory Authority related to any Existing Clinical Trial or any Licensed Compound or Product without first obtaining Merck’s prior written consent.
2.2.4.    Assignment of Existing Regulatory Filings. The Parties will coordinate the efficient transfer to Merck of the Regulatory Filings set forth on Schedule 2.2.4; provided that, in any event, upon Merck’s reasonable request, Vertex will assign such Regulatory Filings to Merck and will take all steps necessary to effect such transfer as promptly as practicable after such request.
2.2.5.    Global Safety Database. Within [***] of the Effective Date, Vertex will draft and submit to Merck for review a Pharmacovigilance Agreement (PVA) which will provide for the transfer of the GSD from Vertex to Merck as promptly as practicable, as well as the transfer of subsequently-generated safety data appropriate for the GSD from Vertex to Merck for as long as Vertex is Conducting any Existing Clinical Trial.
2.3.    Manufacturing. Merck will have the exclusive right to Manufacture and supply Licensed Compounds and Products itself or through one or more of its Affiliates or through Third Parties selected by Merck in its sole discretion for Research, Development and Commercialization in the Field in the Territory.
2.4.    Commercialization.
2.4.1.    General. Merck will have sole and exclusive control over all matters relating to the Commercialization of Products in the Field in the Territory.
2.4.2.    Branding. Merck or its designated Affiliates or Sublicensees will select and own all trademarks used in connection with the Commercialization of any Product in the Field in the Territory. Vertex will not use nor seek to register, anywhere in the Territory, any trademark that is confusingly similar to any trademark used by or on behalf of Merck, its Affiliates or Sublicensees in connection with any Product.
2.4.3.    Commercialization Plan. Starting [***] prior to the date on which Merck reasonably anticipates that the First Commercial Sale of a Product will occur, Merck will provide Vertex with a high-level Commercialization plan for such Product for each country in which Merck will sell such Product (each, a “Commercialization Plan”). If Merck is Commercializing more than one Product in a country, the Commercialization Plan for such country will include the foregoing information for each such Product. After an initial Commercialization Plan has been provided to Vertex, Merck will update such Commercialization Plan [***] for so long as activities are taking place under such Commercialization Plan and provide such updates to Vertex for its review.
2.4.4.    Reporting. For so long as Merck is conducting activities under a Commercialization Plan, but no later than [***], Merck will provide Vertex with a high-level report regarding the status of Merck’s Manufacturing and Commercialization activities under such plan. Such reports may be provided to Vertex in conjunction with meetings and other communications between the representatives of Vertex and Merck on the TC for so long as the TC exists.

2.5.    Merck Diligence.
2.5.1.    Development Diligence as to Clinical Projects. Merck (acting directly or through one or more Affiliates or Sublicensees) will use Commercially Reasonable Efforts to Research, Develop and obtain Marketing Approval for [***] in the [***].
2.5.2.    Development Diligence as to Pre-Clinical Projects. Merck (acting directly or through one or more of its Affiliates or Sublicensees) will use Commercially Reasonable Efforts to Research, Develop and obtain Marketing Approval for [***] in the [***].
2.5.3.    Commercial Diligence. Merck (acting directly or through one or more of its Affiliates or Sublicensees) will use Commercially Reasonable Efforts to Commercialize, including seeking Price Approval, [***] in [***] in [***] where Merck or its designated Affiliates or Sublicensees receive Marketing Approval for such Product.
2.5.4.    Diligence Milestones. Without limiting Merck’s obligation under Sections 2.5.1, 2.5.2 or 2.5.3, Merck shall use Commercially Reasonable Efforts to achieve the following milestones for each Program identified below (each, a “Diligence Milestone”) by the date set forth below opposite each such Program; provided that the period to achieve such milestone will [***] and to the extent that [***].

Program	Diligence Milestone	Achievement Date
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

2.6.    Applicable Laws. Merck will, and will require its Affiliates, Sublicensees and subcontractors to, comply with all Applicable Law in its and their Research, Development, Manufacture and Commercialization of Licensed Compounds and Products, including where appropriate cGMP, GCP and GLP (or similar standards). Without limiting the foregoing, Merck will not engage directly or indirectly, in any capacity in connection with this Agreement any Person who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction.

ARTICLE 3.
GOVERNANCE
3.1.    Transition Committee.
3.1.1.    Formation. Within [***] after the Effective Date, the Parties will establish a transition committee (the “TC”) to oversee and coordinate activities related to the technology transfer set forth in Section 4.2 and the Conduct of the Existing Clinical Trials. The TC will be comprised of [***] representatives from each Party. In addition, each Party may invite [***] of additional representatives to participate in discussions and meetings of the TC. Each Party’s representatives on the TC and all other individuals participating in discussions and meetings of the TC on behalf of a Party will be subject to confidentiality and non-use obligations with respect to information disclosed at such meeting that are no less restrictive than the provision of ARTICLE 10. [***] will designate the chairperson of the TC. The chairperson of the TC will be responsible for setting the agenda for meetings of the TC with input from the other members, and for conducting the meetings of the TC. The TC will conduct its responsibilities hereunder in good faith and with reasonable care and diligence.
3.1.2.    Responsibilities. The TC will:
(a)    establish, based on the Existing Clinical Trials Transfer Outline, a detailed Clinical Trials Transfer Plan which describes in detail the steps to be taken to transfer to Merck, or one of Merck’s Affiliates, the ongoing Existing Clinical Trials in an efficient manner without compromising the same which plan shall include timelines for the transfer activities and a cost estimate which cost estimate the Parties shall agree upon in good faith;
(b)    oversee and monitor the Conduct of the Existing Clinical Trials and the transfer of the Existing Clinical Trials to Merck in accordance with the Clinical Trials Transfer Plan;
(c)    oversee the technology transfer from Vertex to Merck with respect to the Licensed Know-How in accordance with Section 4.2;
(d)    establish, oversee and monitor the Pre-Clinical Projects Transfer Plan and prepare a cost estimate for such activities;
(e)    review on-going Research and Development activities related to the Licensed Compounds and determine whether such activities should be completed or terminated in accordance with Section 2.1.7; and
(f)    perform such other duties as are specifically assigned to the TC under this Agreement.
3.1.3.    Meetings; Minutes.
(a)    The TC will meet in person [***] on such dates and at such times and places as agreed to by the members of the TC. Each Party will be responsible for its own expenses relating to attendance at, or participation in, TC meetings.
(b)    The Alliance Managers will provide the members of the TC with draft written minutes for approval from each meeting within [***] after each such meeting. The responsibility for preparing the minutes will alternate between the Alliance Managers on a meeting-by-meeting basis. If the minutes of any meeting of the TC are not approved by the TC (with each Party’s representatives on the TC collectively having one vote) within [***] after the meeting, the objecting Party will append a notice of objection with the specific details of the objection to the proposed minutes.
3.1.4.    Decision-Making. The TC will provide a forum for the Parties to plan, oversee and monitor the Parties’ activities under this Agreement, including the activities under the Clinical Trials Transfer Plan and the Pre-Clinical Projects Transfer Plan. If the TC is unable to reach consensus with respect to a particular matter within the scope of its planning, oversight and monitoring function for more than [***], the matter will be referred to the Executive Officers, who will use reasonable efforts to reach agreement on such matters. If such Executive Officers are unable to reach consensus with respect to a particular matter within [***] after the matter is first referred to such Executive Officers, [***] will have the right to make the final decision with respect to such matter; provided that [***] (a) will take into reasonable consideration the recommendations and concerns raised by [***], (b) will make such decisions in good faith using reasonable business judgment, which will not be unreasonably delayed and (c) will not have the right to: (i) amend, modify or waive compliance with any term or condition of this Agreement; (ii) make any decision that is expressly stated to require the mutual agreement of the Parties; (iii) resolve any claim or dispute regarding whether or in what amount a payment is owed under this Agreement; (iv) exercise its final decision-making authority in a manner that would require [***] to perform any act that would violate Applicable Law or the terms of any agreement relating to the Research or Development of Licensed Compounds or Products to which [***] is subject; or (v) make a determination that a Party is in material breach of any obligation under this Agreement.
3.1.5.    Discontinuation of the TC. The TC will continue to exist until the later to occur of (a) completion of the technology transfer set forth in Section 4.2 or (b) completion of the last Existing Clinical Trial Conducted by Vertex.
3.2.    Other Committees. The Parties may, by mutual agreement, form such other committees or working groups as may be necessary or desirable to facilitate activities under this Agreement. Each such committee or working group will have no decision making authority under this Agreement.
3.3.    Alliance Managers.
3.3.1.    Appointment. Each Party will appoint a representative of such Party to act as its alliance manager under this Agreement (each, an “Alliance Manager”). Each Party may replace its Alliance Manager at any time upon notice to the other Party. The initial Alliance Managers will be:
For Vertex: Petra Sansom
For Merck: David Christopher Godfrey
3.3.2.    Specific Responsibilities. The Alliance Managers may attend meetings of the TC but may not be members of the TC. The Alliance Managers will serve as the primary contact point between the Parties for the purpose of providing each Party with information regarding the other Parties’ activities pursuant to this Agreement and will have the following responsibilities:
(a)    schedule meetings of the TC and circulate draft written minutes as provided in Section 3.1.3(b);
(b)    facilitate the flow of information and otherwise promote communication, coordination and collaboration between the Parties;
(c)    provide a single point of communication for seeking consensus both internally within the respective Party’s organization and between the Parties regarding key strategy and planning issues; and
(d)    perform such other functions as requested by the TC.
ARTICLE 4.
LICENSE GRANTS; TECHNOLOGY AND MATERIALS TRANSFER
4.1.    License Grant to Merck.
4.1.1.    License. Subject to the terms of this Agreement, Vertex hereby grants to Merck and its Affiliates an exclusive (even as to Vertex subject to Section 4.1.4), royalty-bearing, right and license under Vertex’s and its Affiliates’ interest in the Licensed Technology to Research, Develop, Manufacture, have Manufactured, use, keep, sell, offer for sale, import, export and Commercialize any Licensed Compound or Product in the Field in the Territory.
4.1.2.    Covenant Not to Sue.
(a)    Subject to the terms of this Agreement, Vertex shall not, and shall cause its Affiliates not to, sue or commence any claim, cause of action, lawsuit or litigation against Merck or its Affiliates or Sublicensees for misappropriation of any Know-How (other than Licensed Know-How) Controlled by Vertex on the Effective Date that is necessary or useful to Research, Develop, Manufacture or Commercialize any Licensed Compound or Product in the Field in connection with Merck’s or any of its Affiliates’ or Sublicensees’ Researching, Developing, Manufacturing, having Manufactured, using, keeping, selling, offering for sale, importing, exporting or Commercializing any Licensed Compound or Product in the Field in the Territory.
(b)     Subject to the terms of this Agreement, on a Product-by-Product basis, Vertex shall not, and shall cause its Affiliates not to, sue or commence any claim, cause of action, lawsuit or litigation against Merck or its Affiliates or Sublicensees for infringement of any Patents (other than Licensed Patents) Controlled by Vertex after the Effective Date and prior to the expiration of the Royalty Term for such Product to the extent necessary to Research, Develop, Manufacture or Commercialize such Product or the Licensed Compounds contained in such Product in the Field in connection with Merck’s or any of its

Affiliates’ or Sublicensees’ Researching, Developing, Manufacturing, having Manufactured, using, keeping, selling, offering for sale, importing, exporting or Commercializing such Product or the Licensed Compounds contained in such Product in the Field in the Territory.
4.1.3.    Sublicensing. Merck and its Affiliates may grant Sublicenses, in whole or in part, of any rights granted to Merck by Vertex under this Agreement through multiple tiers of Sublicenses to one or more Sublicensees. Each such Sublicense will be consistent with the terms of this Agreement and will require such Sublicensee to comply with all applicable terms of this Agreement. Merck will remain responsible for each Sublicensee’s compliance with the applicable terms of this Agreement. Within [***] after the grant of a Sublicense, Merck will provide a true copy of such Sublicense to Vertex; provided that such copy may be redacted except as necessary for Vertex to ensure such Sublicense complies with the terms hereof.
4.1.4.    Retained Rights; Gene Integration.
(a)    Notwithstanding the license granted to Merck pursuant to Section 4.1.1, subject to the terms of this Agreement, (i) Vertex will retain rights under the Licensed Technology for the purpose of performing its obligations under this Agreement, including Sections 2.1.4, 2.1.6 and 2.1.7, and (ii) Vertex may retain the Licensed Compounds, Products containing Licensed Compounds and any associated data in its and its Affiliates internal compound screening libraries, toxicology databases, drug metabolism and pharmacokinetics (DMPK) databases and other internal libraries and databases, and Vertex and its Affiliates may use, make and have made such Licensed Compounds, Products and associated data for Research purposes (excluding any in vivo study); provided, however, that, except as set forth in Sections 4.1.4(b) and 4.1.4(c), neither Vertex nor any of its Affiliates will Develop or Commercialize any Licensed Compound or Product in the Field in the Territory.
(b)    Notwithstanding the license granted to Merck pursuant to Section 4.1.1, Vertex and its Affiliates retain, and may license to Third Parties, the non-exclusive right under the Licensed Technology to Research and Develop, and Manufacture for Research and Development, [***] and Products containing [***], but excluding the [***], in the Territory, solely in the field of [***], excluding the treatment, prevention or diagnosis of any cancer, and solely in combination with one or more pharmaceutical products, medical therapies, preparations, substances, or formulations for which either (A) such product, therapy, preparation, substance or formulation was researched or developed, in whole or in part, by or on behalf of Vertex or its Affiliates or (B) the research, development, manufacture, commercialization or other exploitation of such product, therapy, preparation, substance or formulation is Covered by any claim contained in any Patent owned by or licensed to Vertex or its Affiliates or makes use of Know-How owned by or licensed to Vertex or its Affiliates that is not a Licensed Patent and Licensed Know-How.
(c)    Upon Vertex’s request, the Parties shall [***] a license agreement under which Merck would grant Vertex and its Affiliates an exclusive license, but not exclusive as to Merck, under Merck’s interest in the Licensed Technology and Merck

Agreement Technology to Manufacture and Commercialize Products containing [***], in the field of [***] in one or more countries in the Territory.
4.2.    Technology Transfer.
4.2.1.    Initial Transfer. To the extent not previously provided, Vertex will transfer to Merck a copy of all Licensed Know-How in its possession or Control as of the Effective Date, including any documentation (whether held in paper or electronic format) or similar removable media. Vertex will transfer such Licensed Know-How to Merck within [***] following the Effective Date at Merck’s cost and expense subject to Section 2.1.9. Vertex will continue to provide Merck with access to the “Vertex” electronic document data room already provided to Merck in connection with this Agreement for an additional [***] after the Effective Date.
4.2.2.    Updates. Following the initial transfer described in Section 4.2.1, for so long as Vertex is Conducting any Existing Clinical Trial, Vertex will provide [***] updates to Merck regarding any newly generated Licensed Know-How in each Development Report. Such Development Reports shall be delivered [***] by Vertex to Merck. For so long as Vertex is Conducting any Existing Clinical Trial, Vertex will share with Merck all relevant data associated with each such Existing Clinical Trial utilizing an electronic data room. Vertex will set-up such electronic data room within [***] following the Effective Date. Merck shall bear the cost for such electronic data room. Such data which belongs in the GSD may be shared utilizing other means and such means will be documented in the Pharmacovigilance Agreement referred to in Section 2.2.5.
4.2.3.    Inventory. At any time after the Effective Date, upon Merck’s request and subject to Vertex’s right to retain Licensed Compounds and Products in sufficient quantities for Vertex to Conduct the Existing Clinical Trials to the extent required hereunder, Vertex shall transfer the Materials set forth on Schedule 4.2.3 (the “Inventory”) to Merck in compliance with the following process: Within [***] from the date of receipt of Merck’s written request, for any Inventory not necessary to be retained by Vertex in order to Conduct the Existing Clinical Trials and that is identified as held by Vertex or any of its Affiliates on Schedule 4.2.3, Vertex will, at Merck’s expense, ship such Inventory to an address provided by Merck, delivered [***]; provided that if Merck does not notify Vertex of an address for such shipment within [***] from the Effective Date, Vertex may destroy such Inventory. Within [***] from the Effective Date, for any Inventory identified as held by a Third Party on Schedule 4.2.3, Merck will either (a) make arrangements with the Third Party storing such Inventory (the “Storage Facility”) to ship such Inventory to Merck or (b) enter into an agreement directly with the Storage Facility to continue storing such Inventory at Merck’s expense. Vertex will notify the Storage Facility of the transfer of such Inventory to Merck as needed to facilitate the shipment of such Inventory to Merck or the continued storage of such Inventory by the Storage Facility at Merck’s expense and will execute all transfer letters or other documentation necessary in connection therewith. Notwithstanding anything contained herein, if Merck does not notify Vertex of its election to either ship or continue storing such Inventory with the Storage Facility within [***] from the Effective Date pursuant to this Section 4.2.3, Vertex may destroy such Inventory. With respect to any Inventory stored by a Storage Facility in any country or jurisdiction outside of the United States, Merck will be responsible for obtaining, completing and presenting to the applicable government authority all export documentation, fees and licenses required to ship such Inventory. In case Inventory is not sufficient to complete the Existing Clinical Trials, or to secure supply of Licensed Compounds during the hand-over period of Third Party vendor contracts as defined in Section 4.2.5, the TC shall agree on the strategy according to which Vertex shall use Commercially Reasonable Efforts to supply Licensed Compound in addition to Inventory for use in the Existing Clinical Trials in accordance with the Clinical Trials Transfer Plan. The costs of such supply of Licensed Compound shall be reimbursed by Merck in accordance with Section 2.1.4.
4.2.4.    Personnel. To assist with the transfer of Licensed Know-How under this Section 4.2, Vertex will make its personnel reasonably available to Merck during normal business hours to transfer such Licensed Know-How at Merck’s expense (subject to Section 2.1.9). Notwithstanding anything in this Agreement to the contrary, Vertex will only be obligated to provide support under this Section 4.2 for [***] from the Effective Date; provided that if the transfer of Licensed Know-How to Merck is not complete at such time, [***].
4.2.5.    Third Party Vendors or Contractors; Assigned Contracts. Schedule 4.2.5(a) identifies the material Third Party vendors and contractors that Vertex currently engages in the Development or Manufacture for clinical use of the Licensed Compounds and Products. Vertex and Merck will use Commercially Reasonable Efforts to transfer such relationships to Merck by assigning any relevant agreements with such vendor or contractor to Merck or its designated Affiliate in whole if such agreement relates solely to the Development or Manufacture for clinical use of Licensed Compounds and Products in the Field in the Territory or in part with respect to the Licensed Compounds and Products or any ongoing activities with respect thereto if such agreement does not relate solely to the Development or Manufacture for clinical use of Licensed Compounds and Products in the Field in the Territory; provided that if any such assignment is not permitted by such agreement, Vertex and Merck will use Commercially Reasonable Efforts to obtain consent to such assignment. Promptly following the Effective Date, the TC will review the Agreements set forth on Schedule 4.2.5(a) and determine whether there are any pending option periods or other time-limited obligations with respect to which Merck may want to take action. Vertex hereby assigns all of its right, title and interest in each agreement with a Third Party for the Research of Licensed Compounds or Products set forth on Schedule 4.2.5(b), and Merck hereby assumes all liabilities and obligations of Vertex or its Affiliates arising on or after the Effective Date under each such agreement; provided that if the assignment of any such agreement requires consent of the Third Party counterparty, such assignment will be effective upon receipt of such consent.
4.3.    No Implied Licenses. Except as expressly provided in this Agreement, no Party will be deemed by estoppel or implication to have granted to the other Party any licenses or other right with respect to any intellectual property.
ARTICLE 5.
FINANCIAL PROVISIONS
5.1.    Up-Front Fee. In partial consideration of Vertex’s grant of the rights and licenses to Merck, within [***] from the Effective Date, Merck will pay Vertex a one-time, non-refundable, non-creditable, up-front fee of two-hundred and thirty million USD ($230,000,000) payable by wire transfer of immediately available funds.

5.2.    Royalties.
5.2.1.    Royalty Rates.
(a)    As further consideration for Vertex’s grant of the rights and licenses to Merck, subject to Sections 5.2.2–5.2.6, on a Product-by-Product and country-by-country basis and during the Royalty Term for such Product in such country, Merck will pay Vertex tiered royalties based on [***], in each case ((i) and (ii)), sold by Merck, its Affiliates or Sublicensees in the Field in the Territory during a Calendar Year at the rates set forth in the applicable table below. The obligation to pay royalties will be imposed only once with respect to the same unit of a Product.

[***] containing an [***]
Calendar Year Net Sales (in U.S. Dollars) of all [***] in the Territory	Royalty Rates as a Percentage (%) of Net Sales of [***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***]
Calendar Year Net Sales (in U.S. Dollars) of all [***] in the Territory	Royalty Rates as a Percentage (%) of Net Sales of [***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b)    As further consideration for Vertex’s grant of the rights and licenses to Merck, subject to Sections 5.2.2–5.2.6, on a Product-by-Product and country-by-country basis and during the Royalty Term for such Product in such country, Merck will pay Vertex tiered royalties based on [***], in each case ((i) – (iii)), sold by Merck, Merck's Affiliates or Merck’s Sublicensees in the Field in the Territory during a Calendar Year at the rates set forth in the table below. The obligation to pay royalties will be imposed only once with respect to the same unit of a Product.

[***]
Calendar Year Net Sales (in U.S. Dollars) of all [***], as applicable, in the Territory	Royalty Rates as a Percentage (%) of Net Sales of [***], as applicable
[***]	[***]
[***]
[***]
[***]	[***]
[***]
[***]
[***]	[***]
[***]
[***]
[***]	[***]
[***]
[***]
[***]	[***]
[***]
[***]
[***]	[***]
[***]
[***]

By way of illustration, assume in a Calendar Year that (i) aggregate worldwide annual Net Sales of all [***]in USD totals $[***]and (ii) no adjustments or deductions to payments under this Section 5.2 apply. The total royalties due and payable by Merck to Vertex for such Net Sales would be [***]USD ($[***]), calculated as follows:
$[***] x [***]%    = $[***]
$[***] x [***]%    = $[***]

$[***] x [***]%    = $[***]
Total Royalty     = $[***]
For purposes of determining whether a royalty threshold has been attained, only Net Sales that are subject to a royalty payment shall be included in the total amount of Net Sales. In addition, in no event shall the manufacture of a Product give rise to a royalty obligation. For clarity, Merck’s obligation to pay royalties to Vertex under this Section 5.2 is imposed only once with respect to the same unit of Product, regardless of the number of Licensed Patents pertaining thereto.

5.2.2.    Compulsory License. In the event that Vertex or Merck receives a request for a Compulsory License anywhere in the world, it shall promptly notify the other Party. If any Third Party obtains a Compulsory License in any country, then Vertex or Merck (whoever has first notice) shall promptly notify the other Party. For the avoidance of doubt, for purposes of calculating the royalties due to Vertex under Section 5.2.1 with respect to sales of the Product by any compulsory licensee, Merck’s Net Sales from such sales shall be calculated based solely on the actual royalty payments, if any, paid by the compulsory licensee to Merck under the Compulsory License. In addition, should Merck grant a Sublicense to a Third Party in any country to avoid the imposition of such a Compulsory License, the royalty rate payable under Section 5.2.1 to Vertex shall also be adjusted to match any lower royalty rate payable by such Sublicensee for such country under such Sublicense; provided that Merck will not enter into any such Sublicense with royalty rates lower than those otherwise payable under Section 5.2.1 without Vertex’s consent, which shall not be unreasonably be withheld, and all Net Sales from such Sublicensee will be allocated to the lowest royalty tier(s) under Section 5.2.1 for the applicable Product.
5.2.3.    Reduction for Competition. If one or more Competitive Products with respect to a Product is marketed and sold in a given country by one or more Third Parties during any Calendar Quarter during the Royalty Term (the “Affected Calendar Quarter”), Net Sales of such Product in such country, for purposes of calculating the royalty owed under Section 5.2.1 for the Affected Calendar Quarter, will be [***] of such Product during such Affected Calendar Quarter has [***]to the [***]of such Product in such country during the [***] Calendar Quarters [***]to the Calendar Quarter during which such Competitive Product(s) was first marketed and sold in such country. For the avoidance of doubt, in the case that Net Sales in an Affected Calendar Quarter were [***]but in subsequent Calendar Quarters [***]again to the level of the average of the [***]Calendar Quarters immediately prior to the Calendar Quarter during which such Competitive Product(s) was first marketed and sold in such country, [***] to the Net Sales shall apply anymore.
5.2.4.    Third Party Licenses. Merck may [***] from the royalties payable to Vertex under this Section 5.2 with respect to Net Sales of a Product in a country [***] with respect to such [***]; provided that Merck may [***] with respect to such Product in such country to the extent resulting from [***].
5.2.5.    [***], and in the event that Vertex [***] and in such event, Vertex shall [***]. For the avoidance of doubt, if Vertex or any of its Affiliates [***] and if Vertex or any

of its Affiliates does [***] Merck or any of its Affiliates [***] of this Section 5.2.5 and to Section 5.2.4.
If Vertex does not [***] and Merck or any of its Affiliates [***] Merck or any of its Affiliates is [***] in accordance with Section 5.2.4. [***].
5.2.6.    Royalty Deductions. Notwithstanding anything to the contrary herein, in no event will the combined effect of all reductions to Net Sales or the royalties payable to Vertex under Sections 5.2.2 and 5.2.4 reduce the royalty payable by Merck to Vertex under this Section 5.2 for any Product in any country during a Calendar Quarter to less than [***] of the amount that would otherwise be due under Section 5.2.1. Merck will be entitled to carry forward to subsequent Calendar Quarters any amounts with respect to which Merck would have been entitled to make a deduction pursuant to Sections 5.2.2 and 5.2.4 but is unable to take such deduction pursuant to the first provision in this Section 5.2.6. For the avoidance of doubt, no royalty floor shall apply to any reduction set forth under Section 5.2.3.
5.2.7.    Royalty Reports and Timing of Payment. Following the first sale of a Product giving rise to Net Sales and continuing for the remainder of the Term, within [***] after the end of each Calendar Quarter, Merck will deliver a report to Vertex specifying on a Product-by-Product and country-by-country basis: (a) Net Sales accrued in the relevant Calendar Quarter; (b) to the extent such Net Sales include sales not denoted in U.S. Dollars, a summary of the conversion of such amounts to U.S. Dollars in accordance with Section 5.3.2, (c) royalties payable on such Net Sales and (d) any deductions applied by Merck in accordance with Sections 5.2.2, 5.2.3 or 5.2.4. All royalty payments due under this Section 5.2 for each Calendar Quarter will be due and payable within [***] after the end of each Calendar Quarter during which the royalty obligation accrued.
5.2.8.    Flash Reports. As soon as practicable, but in no event later than [***] from the last day of each Calendar Quarter, Merck will provide Vertex with a flash report providing a good faith estimate of Net Sales accrued in the preceding Calendar Quarter and the royalties payable to Vertex on such Net Sales on a Product-by-Product and country-by-country basis. The flash report may be based on forecasted numbers and it is understood that final reported Net Sales for purposes of calculating the royalty owed under Section 5.2.1 may vary.
5.2.9.    [***]. Merck acknowledges that (a) the Licensed Know-How and the Know-How contained in the [***] and that without such Know-How [***] (b) access to the Licensed Know-How and the rights with respect to the [***] and (c) the royalties set forth in Section 5.2.1 are, [***] The Parties agree that [***].
5.2.10.    Non-binding Forecast Report. As soon as practicable, but in no event later than [***] before the start of a new Calendar Year during the Royalty Term of any Product, Merck will provide Vertex with an annual forecast report providing a good faith estimate of Net Sales which will accrue in the next Calendar Year on a quarterly basis and the royalties payable to Vertex on such Net Sales on a Product-by-Product and country-by-country basis. The non-binding forecast report is based on forecasted numbers and it is understood that final reported Net Sales for purposes of calculating the royalty owed under Section 5.2.1 may vary.

5.3.    Payment Terms.
5.3.1.    Currency; Payment Method. All payments under this Agreement will be paid in U.S. Dollars, by wire transfer to an account designated by Vertex (which account Vertex may update from time to time in writing). Upon written notice from Vertex (or any direct or indirect permitted assignee, transferee or pledgee of the Rights), Merck will deliver any future payments contemplated by this Agreement, together with the royalty reports required under Section 5.2.7, in accordance with the directions in such written notice. Invoices from Vertex shall be addressed to:
Merck KGaA
Accounts Payables
Frankfurter Strasse 250
64293 Darmstadt
Germany
de.invoices@merckgroup.com

With a copy to:
Merck KGaA
Alliance Management Healthcare
Frankfurter Strasse 250
64293 Darmstadt
Germany
Attn.: David Christopher Godfrey, Director
5.3.2.    Exchange. If any amounts that are relevant to the determination of amounts to be paid under this Agreement or any calculations to be performed under this Agreement are denoted in a currency other than U.S. Dollars, such amounts will be converted to their U.S. Dollar equivalent using Merck’s then-current standard procedures and methodology consistent with IFRS, including Merck’s then-current standard exchange rate methodology for the translation of foreign currency expenses into U.S. Dollars or, in the case of Merck’s Sublicensees, such similar methodology, consistently applied. Merck’s current standard procedures and methodology for converting amounts into their U.S. Dollar equivalent is attached as Schedule 5.3.2. If Merck changes its standard procedures and methodology for converting amounts into their U.S. Dollar equivalents, Merck will provide adequate information and documentation to Vertex to allow Vertex to recognize royalty revenue under this Agreement in accordance with GAAP. Calculation of Net Sales will exclude hedging and foreign exchange gain or loss realized through a hedging program.
5.4.    Withholding Tax. Where any sum due to be paid to Vertex hereunder is subject to any withholding or similar tax, Merck will pay such withholding or similar tax to the appropriate Government Authority and deduct the amount paid from the amount then due to Vertex and within [***] transmit to Vertex an official tax certificate or other evidence of such withholding sufficient to enable Vertex to claim such payment of taxes. The Parties will cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties and other payments made by Merck to Vertex under this Agreement. Vertex will provide

Merck any tax forms that may be reasonably necessary in order for Merck not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax.
5.5.    Value Added Tax.
5.5.1.    For VAT purposes invoiced amounts are net amounts. In case payments under this Agreement are subject to VAT in the U.S., VAT shall be added to the net amounts and be paid by Merck to Vertex. Vertex shall remit such VAT to the proper tax authorities and shall cooperate with Merck in any way reasonably requested by Merck, to obtain available reductions, credits or refunds of any VAT amount attributable to services contemplated in this Agreement unless otherwise stated by local law. Merck is entitled to receive a proper invoice where any value added tax amount is shown separately, if applicable.
5.5.2.    If payments under this Agreement are subject to the reverse-charge-mechanism under the German VAT code, VAT is owed by Merck. Merck will pay this VAT for Vertex according to the German tax laws (reverse-charge-mechanism). In this case, Vertex ensures to refer to the reverse-charge-mechanism on its invoice. Vertex shall comply with any additional reasonable requests of Merck in relation to such invoices.
5.6.    Records; Audits.
5.6.1.    Merck will at all times keep and maintain accurate and complete records regarding Net Sales during the [***] Calendar Years. Vertex will at all times maintain accurate and complete records regarding FTE Costs, Supply Costs and Out-of-Pocket Costs incurred in connection with the Conduct of the Existing Clinical Trials for as long as required by Applicable Law, but in no case [***] following the period during which such costs were incurred.
5.6.2.    Upon [***] prior written notice from a Party, the other Party will permit an independent certified public accounting firm of internationally recognized standing, selected by the notifying Party and reasonably acceptable to the other Party, to examine the relevant books and records of the other Party and its Affiliates and Sublicensees, as may be reasonably necessary to verify (a) the royalty reports submitted by Merck in accordance with Section 5.2.7 or (b) the FTE Costs, Out-of-Pocket Costs and Supply Costs invoiced in accordance with this Agreement.
5.6.3.    An examination by any particular Party under this Section 5.6 will occur [***] in any Calendar Year and will be limited to the pertinent books and records for any Calendar Year ending not more than [***] before the date of the request. The accounting firm will be provided access to such books and records at the examined Party’s or its Affiliates’ or Sublicensees’ facilities or facilities where such books and records are normally kept and such examination will be conducted during the examined Party’s or its Affiliate’s or Sublicensee’s, as applicable, normal business hours. The examined Party may require the accounting firm to sign a customary non-disclosure agreement before providing the accounting firm access to its facilities or records. Upon completion of the audit, the accounting firm will provide both Merck and Vertex a written report disclosing whether the reports or invoices submitted by the examined Party are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to the Parties. If the report or invoice submitted by a Party results in an underpayment or overpayment, the Party owing the underpaid or overpaid amount will promptly pay such amount to the other Party.
5.6.4.    The costs and fees of any audit conducted by Vertex under this Section 5.6 will be borne by Vertex, unless such audit reveals an underpayment of amounts owed to Vertex of more than [***] percent of the amount that was owed by Merck with respect to the relevant period, in which case, Merck will reimburse Vertex for the reasonable expense incurred by Vertex in connection with the audit. The costs and fees of any audit conducted by Merck under this Section 5.6 will be borne by Merck, unless such audit reveals an overpayment of amounts owed to Vertex of more than [***] percent of the amount that was owed by Merck with respect to the relevant period, in which case, Vertex will reimburse Merck for the reasonable expense incurred by Merck in connection with the audit.
5.7.    Late Payment. Any payments or portions thereof due hereunder that are not paid when due will accrue interest from the date due until paid at an annual rate (but with interest accruing on a daily basis) equal to the one-month London Interbank Offered Rate (LIBOR) for U.S. Dollars as reported in the Wall Street Journal on the first day after the date on which the applicable payment was due (or the maximum allowed by Applicable Law, if less).
ARTICLE 6.
INTELLECTUAL PROPERTY
6.1.    Ownership of Agreement Technology. For purposes of determining ownership under this Section 6.1, inventorship will be determined in accordance with United States patent laws (regardless of where the applicable activities occurred).
6.1.1.    Vertex Agreement Technology. As between the Parties, Vertex will be the sole owner of any Know-How discovered, developed, invented or created solely by Vertex or its Affiliates or Third Parties acting on its or their behalf, in each case, in the performance of activities under this Agreement (“Vertex Agreement Know-How”) and any Patents that claim or cover such Know-How (“Vertex Agreement Patents”), and will retain all of its rights thereto, subject to any assignment, rights or licenses expressly granted by Vertex to Merck under this Agreement.
6.1.2.    Joint Agreement Technology. Any Know-How discovered, developed, invented or created jointly by (a) Vertex, its Affiliates or Third Parties acting on its or their behalf and (b) Merck, its Affiliates or Third Parties acting on its or their behalf, in each case, in the performance activities under this Agreement (including in any meeting of the TC) (“Joint Agreement Know-How”), and any Patents that claim or cover such Know-How (“Joint Agreement Patents,” and together with the Joint Agreement Know-How, the “Joint Agreement Technology”), will be owned jointly by Vertex and Merck [***], including all rights thereto, subject to any rights or licenses expressly granted by one Party to the other Party under this Agreement. Except as expressly provided in this Agreement, neither Party will have any obligation [***] with respect to, or to [***], Joint Agreement Technology by reason of joint ownership thereof, and each Party [***]laws of any jurisdiction to [***].
6.1.3.    Merck Agreement Technology. As between the Parties, Merck will be the sole owner of any Know-How discovered, developed, invented or created solely by Merck or its Affiliates or Third Parties acting on its or their behalf, in each case, in the performance of activities under this Agreement (“Merck Agreement Know-How”) and any Patents that claim or cover such Know-How (“Merck Agreement Patents” and together with the Merck Agreement Know-How, the “Merck Agreement Technology”), and will retain all of its rights thereto, subject to any rights or licenses expressly granted by Merck to Vertex under this Agreement.
6.1.4.    Patents Claiming Licensed Know-How. As between the Parties, Vertex will be the sole owner of any Patents that claim or cover any Licensed Know-How described in clause (a) of Section 1.91 and will retain all of Vertex’s rights thereto, subject to any assignment, rights or licenses expressly granted by Vertex to Merck under this Agreement.
6.2.    Prosecution and Maintenance of Patents.
6.2.1.    Filing Strategy as to Certain Patents. With respect to any of the Vertex Agreement Patents or any of those Patents to be filed after the Effective Date and Controlled by Vertex or its Affiliates that claim or cover any Licensed Know-How described in clause (a) of Section 1.91, to be filed and prosecuted under this Agreement, the Parties will discuss in good faith and before any patent filing a reasonable filing strategy in order to determine whether any of the patent applications to be filed will be primarily related to the Research, Development, Manufacture or Commercialization of Licensed Compounds or Products or not. The Parties will aim to agree on a filing strategy which allows for separate patent applications on subject matter primarily related to the Research, Development, Manufacture or Commercialization of Licensed Compounds or Products and on subject matter not primarily related to the Research, Development, Manufacture or Commercialization of Licensed Compounds or Products.
6.2.2.    Licensed Patents.
(a)    As between the Parties, Merck will have the first right, at Merck’s expense, to control the Prosecution and Maintenance of the Licensed Patents (excluding the Vertex Background Patents) using counsel reasonably acceptable to Vertex. Merck will keep Vertex reasonably informed with respect to such Prosecution and Maintenance and consult in good faith with Vertex regarding such matters. If Merck decides to abandon any such Patent, Merck will provide Vertex with notice at least [***] prior to the date such abandonment would become effective. Following such notice, Vertex may elect, upon written notice to Merck, to control the Prosecution and Maintenance of such Patent at its own expense, and Merck will cooperate with Vertex to enable Vertex to assume such control.
(b)    Unless otherwise agreed by the Parties and as between the Parties, filing, Prosecution and Maintenance of Patents that claim or cover any Licensed Know-How described in clause (a) of Section 1.91 will be handled as follows:

(i)    Merck will have the sole right to file Patents that claim or cover any Licensed Know-How described in clause (a) of Section 1.91 to the extent it primarily relates to a [***] Compound or an [***] Compound. Merck may, however, request that Vertex prepare and file in consultation with Merck, at Merck’s sole cost and expense, such patent application, and Merck will reimburse Vertex based on a mutually agreed good-faith cost-estimate for all reasonable FTE Costs and Out-of-Pocket Costs incurred by Vertex in the preparation and filing of such patent application within [***] after receipt of an invoice from Vertex. Further Prosecution and Maintenance of such patent application and any patent applications claiming priority from such patent application under the [***] shall be in accordance with Section 6.2.2(a);
(ii)    Vertex will have the sole right to file Patents that claim or cover any Licensed Know-How described in clause (a) of Section 1.91 other than that referred to in Section 6.2.2(b)(i). Merck may request that Vertex prepares and files a patent application claiming any such Know-How. Vertex shall reasonably consider such request and determine whether to prepare and file such a patent application; provided that Vertex may only elect not to file such patent application if Vertex has a bona fide strategic reason not to file such patent application. If Vertex elects to prepare and file such patent application, Vertex will draft such patent application and [***]. If not already determined prior to the filing in accordance with Section 6.2.1, the Parties will discuss after such application is filed in good faith whether such patent application is a Vertex Background Patent. If such patent application is not a Vertex Background Patent, (A) Merck will reimburse Vertex based on a mutually agreed good-faith cost estimate for all reasonable FTE Costs and Out-of-Pocket Costs incurred by Vertex in the preparation and filing of such patent application within [***] after receipt of an invoice from Vertex therefor and (B) further Prosecution and Maintenance of such patent application and any patent applications claiming priority from such patent application under the [***] shall be in accordance with Section 6.2.2(a), and if such patent application is a Vertex Background Patent, the preparation and filing of such patent application by Vertex will be at Vertex’s expense and further Prosecution and Maintenance of such patent application and any patent applications claiming priority from such patent application under the [***] shall be in accordance with Section 6.2.3.
6.2.3.    Vertex Background Patents. As between the Parties, Vertex will have the sole right, at Vertex’s expense, to control the Prosecution and Maintenance of the Vertex Background Patents. Vertex will keep Merck reasonably informed with respect to such Prosecution and Maintenance and consult in good faith with Merck regarding such matters, including by providing Merck with a copy of material communications to and from any patent authority regarding such Vertex Background Patents, and by providing Merck drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Merck to review and comment thereon. Vertex will [***] comments received from Merck with respect to such Vertex drafts.

6.2.4.    Other Agreement Patents. Merck will have the sole right, at Merck’s expense, to control the Prosecution and Maintenance of the Merck Agreement Patents. Vertex will have the sole right, at Vertex’s expense, to control the Prosecution and Maintenance of the Vertex Agreement Patents that are not included in the Licensed Patents. Upon identification of any Joint Agreement Patent that is not a Licensed Patent, the Parties will discuss in good faith and determine which Party will be primarily responsible for the Prosecution and Maintenance of such Joint Agreement Patent in consultation with the other Party, and the Parties will share equally the costs of Prosecution and Maintenance of such Joint Agreement Patent.
6.2.5.    Cooperation. Vertex and Merck will obtain the cooperation of their respective employees or obligated Third Parties that are inventors in the preparation, filing, and prosecution of Vertex Agreement Patents, Merck Agreement Patents or Joint Agreement Patents, as applicable. Any cooperation or assistance provided by Vertex to Merck, at the request of Merck, in the Prosecution and Maintenance of any Merck Agreement Patent under this Agreement will be at Merck’s expense. In each case, the Parties will agree on a good-faith cost estimate for such cooperation or assistance beforehand. Vertex will invoice Merck within [***] after the end of each Calendar Quarter for all FTE Costs and Out-of-Pocket Costs incurred by Vertex in connection with any such cooperation or assistance, and Merck will pay such invoices within [***] after receipt thereof. In addition and subject to any other provision of this Agreement, Merck will reimburse Vertex for all Out-of-Pocket Costs incurred by Vertex in connection with any cooperation or assistance provided by Vertex to Merck, at the request of Merck, in the Prosecution and Maintenance of any other Patent under this Agreement. In each case, the Parties will agree on a good-faith cost estimate for such cooperation or assistance beforehand. Vertex will invoice Merck within [***] after the end of each Calendar Quarter for all Out-of-Pocket Costs incurred by Vertex in connection with any such cooperation or assistance, and Merck will pay such invoices within [***] after receipt thereof.
6.3.    Defense of Claims Brought by Third Parties. If any Third Party brings a claim or otherwise asserts that a Product or Licensed Compound manufactured, used or sold by Merck, its Affiliates or Sublicensees infringes such Third Party’s Patent or misappropriates such Third Party’s Know-How (each, a “Third-Party Infringement Claim”), the Party first having notice of the claim or assertion will promptly notify the other Party. Merck will have the sole right to undertake and control the defense or settlement of any Third-Party Infringement Claim using counsel of its choice, at its cost and expense. If Vertex is named as a defendant in such suit, Vertex will have the right to participate in such defense and settlement with its own counsel, at its cost. Merck will not enter into any settlement of any Third-Party Infringement Claim that is instituted or threatened to be instituted against Vertex without Vertex’s prior written consent; except that, such consent will not be required if such settlement includes a release of all liability in favor of Vertex or an assumption of any unreleased liability by Merck. As requested by Merck, Vertex will provide reasonable cooperation and assistance to Merck in connection with Merck’s control of the defense or settlement of a Third-Party Infringement Claim. Such cooperation and assistance will include executing all necessary and proper documents and taking such actions as will be appropriate to allow Merck to control the defense and settlement of such Third-Party Infringement Claim. Merck will reimburse Vertex for the reasonable Out-of-Pocket Costs incurred by Vertex in providing such assistance and cooperation; except that Merck will have no obligation to reimburse Vertex for any costs or expenses incurred if Vertex exercises its right to participate in the defense and settlement of a Third-Party Infringement Claim with its own counsel. Merck will keep Vertex reasonably informed of the progress of any Third-Party Infringement Claim. To the extent reasonable, both Parties will cooperate in good faith to (a) ensure that Merck has the ability to continue to Commercialize Products and (b) avoid or minimize any additional royalties on Products.
6.4.    Enforcement of Licensed Technology.
6.4.1.    Duty to Notify of Infringement. If either Party learns of an infringement, unauthorized use, misappropriation or threatened infringement by a Third Party with respect to any Licensed Technology (an “Infringement”), such Party will promptly notify the other Party in writing and will provide such other Party with available information regarding such Infringement.
6.4.2.    Enforcement. Merck will have the first right, but not the obligation, to institute, prosecute, and control a Proceeding with respect to any Infringement with respect to Licensed Technology other than any Vertex Background Patent by counsel of its own choice, at its own expense. This right shall include the right of promptly taking over any proceedings regarding the declaration of non-infringement that may be instituted against Vertex as the proprietor of the Licensed Patents (excluding the Vertex Background Patents). If Merck fails to initiate a Proceeding within [***] after written notice of such Infringement is first provided by a Party under Section 6.4.1, Vertex will have the right to initiate and control a Proceeding with respect to such Infringement by counsel of its own choice, at its own expense and Merck will have the right, at its own expense, to be represented in any such action by counsel of its own choice. Following prior good faith consultation with and approval by Merck (which approval may only be withheld by Merck for a bona fide strategic reason), Vertex will have the sole right, but not the obligation, to institute, prosecute, and control a Proceeding with respect to any Infringement by reason of the making, using, offering to sell, selling or importing of a compound or product that would be competitive with a Licensed Compound or Product in the Field in the Territory (a “Competitive Infringement”) with respect to any Vertex Background Patent by counsel of its own choice, at its own expense. For the avoidance of doubt, this Section 6.4.2 shall apply to any counter-claims of the Third Party including any invalidation or revocation action or claim as well as to any isolated invalidation, nullity or revocation action brought by any Third Party before a court of competent jurisdiction.
6.4.3.    Joinder.
(a)    If a Party initiates a Proceeding in accordance with this Section 6.4, the other Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the Proceeding. Subject to Section 6.4.4, the costs and expenses of each Party incurred pursuant to this Section 6.4.3(a) will be borne by the Party initiating such Proceeding.
(b)    If one Party initiates a Proceeding in accordance with this Section 6.4, the other Party may join such Proceeding as a party plaintiff where necessary for such other Party to seek lost profits with respect to such infringement.

6.4.4.    Share of Recoveries. Any damages or other monetary awards recovered with respect to a Proceeding brought pursuant to this Section 6.4 will be shared as follows:
(a)    the amount of such recovery will first [***]; then
(b)    any remaining proceeds constituting direct or actual damages for acts of infringement [***]; and
(c)    any remaining proceeds constituting punitive or treble damages will be allocated between the Parties as follows: [***].
6.4.5.    Settlement. Notwithstanding anything to the contrary under this ARTICLE 6, neither Party may enter a settlement, consent judgment or other voluntary final disposition of a suit under this ARTICLE 6 that disclaims, limits the scope of, admits the invalidity or unenforceability of, or grants a license, covenant not to sue or similar immunity under a Patent Controlled by the other Party or its Affiliates without first obtaining the written consent of the Party that Controls the relevant Patent.
6.5.    Other Infringement.
6.5.1.    Joint Agreement Patents Excluding Licensed Patents. With respect to the infringement of a Joint Agreement Patent that is not a Licensed Patent, the Parties will cooperate in good faith to bring suit together against such infringing party or the Parties may decide to permit one Party to solely bring suit. Any damages or other monetary awards recovered with respect to a Proceeding brought pursuant to this Section 6.5.1 will be shared as follows: (a) [***]; then (b) any remaining proceeds will be allocated as follows: (i) [***]; and (ii) [***].
6.5.2.    Merck Agreement Patents. Merck will retain all rights to pursue an infringement of any Merck Agreement Patents, and Merck will retain all recoveries with respect thereto.
6.5.3.    Non-Competitive Infringement of Vertex Background Patents. Except as set forth in Section 6.4 with respect to Competitive Infringement, Vertex will retain all rights to pursue an infringement of any Vertex Background Patent, and Vertex will retain all recoveries with respect thereto.
6.5.4.    Vertex Agreement Patents Excluding Licensed Patents. Vertex will retain all rights to pursue an infringement of any Vertex Agreement Patent that is not a Licensed Patent, and Vertex will retain all recoveries with respect thereto.
6.6.    Patent Listing. Merck will have the sole right, but not the obligation, to submit to all applicable Regulatory Authorities patent information pertaining to each applicable Product pursuant to 21 U.S.C. § 355(b)(1)(G) or any similar statutory or regulatory requirement in any non-U.S. country or other regulatory jurisdiction.
6.7.    CREATE Act. Notwithstanding anything to the contrary in this ARTICLE 6, neither Party will have the right to make an election under the CREATE Act when exercising its rights under this ARTICLE 6 without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed. With respect to any such permitted election, the Parties will use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act. Notwithstanding the foregoing, the other Party’s consent under this Section 6.7 will not be required in connection with an obviousness-type double patenting rejection in any patent application claiming a Licensed Compound, Product, or uses thereof.
6.8.    Patent Term Extension. Merck will be solely responsible for obtaining patent term restoration in any country in the Territory under any statute or regulation equivalent or similar to 35 U.S.C. § 156, where applicable to a Product. Merck will determine which relevant patents will be extended (including by filing supplementary protection certificates and any other extensions that are now or in the future become available). Vertex will abide by Merck’s determination and cooperate, as reasonably requested by Merck, in connection with the foregoing (including by providing appropriate information and executing appropriate documents).
6.9.    Recording. If Merck deems it necessary or desirable to register or record this Agreement or evidence of this Agreement with any patent office or other appropriate Governmental Authority in one or more jurisdictions in the Territory, Vertex will reasonably cooperate to execute and deliver to Merck any documents accurately reflecting or evidencing this Agreement that are necessary or desirable, in Merck’s reasonable judgment, to complete such registration or recordation. Merck will reimburse Vertex for all reasonable Out-of-Pocket Costs, including attorneys’ fees, incurred by Vertex in complying with the provisions of this Section 6.9.
6.10.    Unitary Patent System. With regard to each Licensed Patent (excluding any Vertex Background Patents) and each Joint Agreement Patent (including, unless the Parties otherwise agree, each Joint Agreement Patent that is not a Licensed Patent), Merck will have the exclusive right to decide whether to opt-in or opt-out of the EU Unitary Patent System, and Vertex will make any required statements and filings accordingly. With regard to each Merck Agreement Patent, Merck will have the exclusive right to opt-in or opt-out of the EU Unitary Patent System. Vertex will have the exclusive right to opt-in or opt-out of the EU Unitary Patent System for all Vertex Background Patents and all Vertex Agreement Patents that are not Licensed Patents. For clarity, “to opt-in or opt-out” refers to both the right to have or have not a European patent application or an issued European patent registered to have unitary effect within the meaning of Regulation (EU) No 1257/2012 of December 17, 2012 as well as the Agreement on a Unified Patent Court as of February 19, 2013; and to the right to opt-in or opt-out from the exclusive competence of the Unified Patent Court in accordance with Article 83 (3) of that Agreement on a Unified Patent Court. Without limiting the generality of the foregoing, unless a Party or its Affiliate has expressly opted in to the EU Unitary Patent System with respect to a given Patent, the other Party will not initiate any action under the EU Unitary Patent System without such Party’s prior written approval, such approval to be granted or withheld in such Party’s sole discretion.

6.11.    Trademarks. As between the Parties, all trademarks and trade dress rights used in connection with Commercialization of the Products in the Field in the Territory will be owned exclusively by Merck.
ARTICLE 7.
REPRESENTATIONS AND WARRANTIES
7.1.    Representations and Warranties of Merck. Merck hereby represents and warrants to Vertex, as of the Execution Date and Effective Date, that:
(a)    it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization;
(b)    it (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (ii) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
(c)    this Agreement has been duly executed and delivered on behalf of Merck, and constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof;
(d)    the execution, delivery and performance of this Agreement by Merck will not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;
(e)    it has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons or entities required to be obtained by it in connection with the execution and delivery of this Agreement; and
(f)    no IND has been filed by Merck or any of its Affiliates with respect to any compound that [***].
7.2.    Representations and Warranties of Vertex. Except as disclosed in any supplement or amendment provided to Merck pursuant to Section 7.3, Vertex hereby represents and warrants to Merck, as of the Execution Date and Effective Date, that:
(a)    Vertex is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization;
(b)    Vertex (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (ii) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)    this Agreement has been duly executed and delivered on behalf of Vertex, and constitutes a legal, valid and binding obligation, enforceable against Vertex in accordance with the terms hereof;
(d)    the execution, delivery and performance of this Agreement by Vertex will not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which Vertex is a party or by which Vertex is bound, or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over Vertex;
(e)    Vertex has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons or entities required to be obtained by it in connection with the execution and delivery of this Agreement;
(f)    the Licensed Technology constitutes all Patents and Know-How owned by or licensed to Vertex or its Affiliates that (i) in the case of Know-How, was actually used by Vertex or its Affiliates in the Research, Development or Manufacture of any Licensed Compound in the Field on or prior to the Effective Date and will be necessary or useful to Research, Develop, Manufacture or Commercialize any Licensed Compound in the Field and (ii) in the case of Patents, Cover the Research, Development, Manufacture or Commercialization of any Licensed Compound existing on the Effective Date in the Field;
(g)    Vertex and its Affiliates are the sole (except as set forth on Schedule 7.2(g)) and exclusive owner or exclusive ([***]) licensee of the Licensed Patents, all of which are free and clear of any liens, charges and encumbrances, and neither any license granted by Vertex or its Affiliates to any Third Party, nor any license granted by any Third Party to Vertex or its Affiliates conflicts with the license grants to Merck hereunder and Vertex is entitled to grant all rights and licenses (or sublicenses, as the case may be) under the Licensed Patents it purports to grant to Merck under this Agreement;
(h)    Schedules 1.92 and 1.153, respectively, set forth a true, correct and complete list of all Licensed Patents and Vertex Background Patents as of the Effective Date;
(i)    [***], the issued Licensed Patents are valid and enforceable patents and no Third Party (i) is infringing any Licensed Patents or (ii) has challenged the extent, validity or enforceability of any Licensed Patents (including by way of example through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority);
(j)    [***] and except as disclosed to Merck orally prior to the Execution Date, it has complied with all Applicable Laws, including any disclosure requirements of the United States Patent and Trademark Office or any analogous foreign Governmental Authority, in connection with the Prosecution and Maintenance of the

Licensed Patents and has timely paid all filing and renewal fees payable with respect to any such Patents for which it controls Prosecution and Maintenance;
(k)    Vertex has obtained assignments from the inventors of all inventorship rights relating to the Licensed Patents;
(l)    Vertex and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality and value of all Licensed Know-How that constitutes trade secrets under the Uniform Trade Secrets Act;
(m)    except as set forth on Schedule 7.2(m), no Licensed Patents are subject to any funding agreement with any government or governmental agency;
(n)    there are no judgments or settlements against or owed by Vertex or its Affiliates [***], pending or threatened (in writing) claims or litigation, in either case relating to the Licensed Technology;
(o)    there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending [***], threatened against Vertex, any of its Affiliates or any Third Party, in each case in connection with the Licensed Technology or relating to the transactions contemplated by this Agreement;
(p)    [***], the Research, Development or Manufacture of the Vertex compounds identified as VX-970, VX-803, [***]VX-984 has not infringed any valid and enforceable issued Patents owned or Controlled by a Third Party in the Territory as of the Execution Date;
(q)    [***] and except as set forth on Schedule 7.2(q), the Commercialization of the Vertex compounds identified as VX-970, VX-803 and VX-984 for the uses and indications commensurate with Clinical Trials (i) that are open for recruitment, (ii) are actively recruiting patients, (iii) have completed recruitment of patients but have not yet reached their endpoint(s) or (iv) for which a final Clinical Trial report has been issued for each such compound and the Vertex compound identified as [***], in each case, will not infringe any valid and enforceable issued Patents owned or Controlled by a Third Party in the Territory as of the Execution Date;
(r)    Vertex has not employed ([***], has not used a contractor or consultant that has employed) any Person debarred by the FDA (or subject to a similar sanction of EMA or foreign equivalent), or any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent), in any capacity in connection with this Agreement;
(s)    [***] and except as set forth on Schedule 7.2(s), the Inventory (i) is free of material defects (including defects in packaging, labeling and storage) and (ii) has been Manufactured in material compliance with all applicable specifications and all Applicable Laws;
(t)    Vertex and its Affiliates have good and valid title to, or the right to transfer (or cause to be transferred), the Inventory, free and clear of any liens and encumbrances;
(u)    Schedule 2.2.4 sets forth all Regulatory Filings filed by Vertex with any Regulatory Authority that relate to a Licensed Compound or Product in the Field;
(v)    as of the Execution Date, Vertex is [***] and has provided Merck with a copy of the [***]as of the Execution Date;
(w)     [***], the Know-How and Patent(s) [***] Vertex or its Affiliates [***] existing as of the Execution Date include all Know-How and Patents [***];
(x)    if Vertex or any of its Affiliates enters the [***] prior to the Effective Date, Vertex has the right, power and authority to grant to Merck the rights granted to Merck hereunder with respect to the [***], the grant of a sublicense under the [***] rights and obligations of Merck set forth in this Agreement do not contravene nor are they inconsistent with or in conflict with [***];
(y)    [***]if entered by Vertex or any of its Affiliates prior to the Effective Date, constitutes [***];
(z)    all tangible information and data provided by or on behalf of Vertex to Merck on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete in all material respects; and
(aa)    (i) the chemical formulae set forth in Schedule 1.48 comprises all small molecule compounds synthesized and screened by Vertex or its Affiliates before the Execution Date that were identified to [***] (as reasonably determined by Vertex) (A) [***] or (B) [***] and (ii) the chemical formulae set forth in Schedule 1.68 comprises all small molecule compounds synthesized and screened by Vertex or its Affiliates before the Execution Date that were [***].
7.3.    Updates to Representations and Warranties. On or prior to the date that is [***] following HSR Clearance with respect to this Agreement, Vertex will deliver to Merck a certificate executed by a duly authorized officer of Vertex containing representations and warranties as of the Effective Date that are either (a) identical to the representations and warranties set forth in Section 7.2 or (b) identical to the representations and warranties set forth in Section 7.2, except for any supplement or amendment to such representations and warranties with respect to any event, condition, fact or circumstance occurring after the Execution Date that, if existing or occurring on or prior to the Execution Date, would have been required to be set forth or described in such representations and warranties as of the Execution Date, or that is necessary to correct or modify any information in such representations and warranties that has been rendered inaccurate by an event, condition, fact or circumstance occurring after the Execution Date. If Vertex does not deliver the representations and warranties under the foregoing clause (a) or (b), Vertex will be deemed to have delivered to Merck on the date that is [***] following HSR Clearance with respect to this Agreement representations and warranties that are identical to such representations and warranties set forth in Section 7.2. The representations and warranties will be deemed supplemented and amended as provided in this Section 7.3 for all purposes hereunder, including for purposes of indemnification set forth in Section 8.1.2.
7.4.    Merck Covenants. Merck hereby covenants to Vertex that Merck and its Affiliates and Sublicensees will not use the Licensed Technology to Research, Develop, Manufacture, have Manufactured, Commercialize, use, import, export or keep the Licensed Compounds or Products in the field of cystic fibrosis during the Term, unless the Parties mutually agree otherwise in advance and in writing. The Parties acknowledge and agree that any breach of this Section 7.4 shall (a) entitle Vertex to specific performance without the need to show irreparable harm or the inadequacy of money damages and without the requirement of having to post bond or other security, as well as any further relief that may be granted by a court of competent jurisdiction and (b) shall be deemed a material breach of this Agreement for purposes of Section 9.2.2(b).
7.5.    Vertex Covenants. Vertex hereby covenants to Merck that, except as expressly permitted under this Agreement:
(a)    Vertex will, and will require its Affiliates and will use Commercially Reasonable Efforts to require its subcontractors to, comply with all Applicable Law in its and their Research and Development of Licensed Compounds and Products;
(b)    Vertex will not, and will cause its Affiliates not to (i) license, sell, assign or otherwise transfer to any Person any Licensed Technology (or agree to do any of the foregoing) other than in connection with a Change of Control, in a manner that conflicts with the rights granted to Merck hereunder or (ii) incur or permit to exist, with respect to any Licensed Technology, any lien, encumbrance, charge, security interest, mortgage, liability, grant of license to Third Parties or other restriction (including in connection with any indebtedness) which conflicts with the rights granted to Merck hereunder;
(c)    Vertex will not engage directly or indirectly, in any capacity in connection with this Agreement any Person who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction;
(d)    Vertex will inform Merck in writing promptly if it or any Person engaged by Vertex or any of its Affiliates who is performing services under this Agreement or any ancillary agreements is debarred or is the subject of a conviction described in Section 306 of the FD&C Act, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Vertex’s Knowledge, is threatened, relating to the debarment or conviction of Vertex, any of its Affiliates or any such Person performing services hereunder or thereunder;

(e)    if Vertex has not entered the [***] prior to the Effective Date, Vertex will use Commercially Reasonable Efforts to negotiate and execute the [***] will result in any [***] thereunder or, if such agreement is subsequently assigned to Merck, as a party thereto); and
(f)    except as permitted under Section 4.1.4, Vertex will not use the Licensed Technology to Research, Develop, Manufacture, have Manufactured, Commercialize, use, import, export or keep the Licensed Compounds or Products in the Field during the Term, unless the Parties mutually agree otherwise in advance and in writing. The Parties acknowledge and agree that any breach of this Section 7.5(f) shall (a) entitle Merck to specific performance without the need to show irreparable harm or the inadequacy of money damages and without the requirement of having to post bond or other security, as well as any further relief that may be granted by a court of competent jurisdiction and (b) shall be deemed a material breach of this Agreement for purposes of Section 9.2.2(a).
7.6.    Disclaimer. Except as otherwise expressly set forth in this Agreement, neither Party nor its Affiliates makes any representation or extends any warranty of any kind, either express or implied, including any warranty of merchantability or fitness for a particular purpose. Vertex and Merck understand that each Product is the subject of ongoing Research and Development and that neither Party can assure the safety, usefulness or commercial or technical viability of any Product.
7.7.    Execution Date Covenants of Vertex. During the period between the Execution Date and the Effective Date Vertex will not, and will cause its Affiliates not to: (a) assign, transfer, license, convey or otherwise encumber its right, title or interest in or to any Patent or Know-How (including by granting any option or covenant not to sue with respect thereto) that would be a Licensed Patent or constitute Licensed Know-How but for such assignment, transfer, license, conveyance or encumbrance, other than any such assignment, transfer, license, conveyance or other encumbrance that would not conflict with the rights granted to Merck hereunder, (b) enter into an agreement, written or oral, with a Third Party granting such Third Party any rights to Research, Develop, Manufacture or Commercialize the Licensed Compounds or Products for any indication in any country or jurisdiction in the Territory or (c) execute [***] if such execution will result in any financial obligations to Merck (other than any liabilities that may arise out of any non-performance under [***] by Merck as a sublicensee thereunder or, if such agreement is subsequently assigned to Merck, as a party thereto), except in the case of each of clauses (a), (b) and (c) without Merck’s prior written consent, such consent not to be unreasonably conditioned, withheld or delayed.
During the period between the Execution Date and the Effective Date, Vertex will maintain (i) the Existing Clinical Trials and the Inventory (except to the extent used in the Conduct of the Existing Clinical Trials after the Execution Date), (ii) any agreement with any Third Party vendor or contractor related to the Research, Development or Manufacture of the Licensed Compounds or Products unless such agreement is terminated by a Third Party for reasons other than breach by Vertex, (iii) the Licensed Patents (except to the extent such patents are designated as Patents “Under Abandonment” in Schedule 1.88) and (iv) all Regulatory Filings set forth on Schedule 2.2.4. As far as legally permissible, the Parties will reasonably cooperate to resolve any issues resulting out of any obligation mentioned in this Section 7.7. If such cooperation is not legally permissible, Vertex will resolve any such issue in accordance with this Agreement independently from Merck.
ARTICLE 8.
INDEMNIFICATION; INSURANCE
8.1.    Indemnification.
8.1.1.    Indemnification by Merck. Merck will indemnify Vertex, its Affiliates, and its and its Affiliates’ employees, officers and directors (each, a “Vertex Indemnified Party”) from and against any and all loss, damage, injury, settlement, judgment, award, fine, penalty, tax, fee, cost or expense (including reasonable attorneys’ fees and expenses) (collectively, “Liability”) that the Vertex Indemnified Party may incur or otherwise be required to pay to one or more Third Parties in connection with any Third Party suit, investigation, claim or demand resulting from or arising out of:
(a)    any claims arising out of the Research, Development, Manufacture, Commercialization, import, export, storage or use of any Licensed Compound or Product by, on behalf of, or under the authority of Merck, including any Existing Clinical Trial Conducted by Vertex or any of its Affiliates or any Research activities conducted by Vertex or any of its Affiliates under Sections 2.1.6 or 2.1.7;
(b)    the breach by Merck of any of its representations, warranties or covenants set forth in this Agreement; or
(c)    the negligence or willful misconduct of Merck or any Merck Indemnified Party;
and except, in each above-mentioned case, to the extent such claims fall within the scope of Vertex’s indemnification obligations under Section 8.1.2.
8.1.2.    Indemnification by Vertex. Vertex will indemnify Merck, its Affiliates and its and its Affiliates’ employees, officers and directors, Sublicensees and Distributors (each, a “Merck Indemnified Party”) from and against any and all Liability that the Merck Indemnified Party may incur or otherwise be required to pay to one or more Third Parties in connection with any Third Party suit, investigation, claim or demand resulting from or arising out of:
(a)    any claims of any nature arising out of Vertex’s or its Affiliate’s Research, Development, Manufacture, Commercialization, import, export, storage or use of any Licensed Compound or Product prior to the Effective Date or after termination of this Agreement;
(b)    the breach by Vertex of any of its representations, warranties or covenants set forth in this Agreement; or

(c)    the negligence or willful misconduct of Vertex or any Vertex Indemnified Party;
and except, in each above-mentioned case, to the extent such claims fall within the scope of Merck’s indemnification obligations under Section 8.1.1.
8.1.3.    Procedure. As a condition to a Party’s right to receive indemnification under this ARTICLE 8, it shall (a) promptly notify the other Party in writing as soon as it becomes aware of a claim or suit for which such Party may seek indemnification hereunder; provided that such Party’s failure to deliver such written notice will relieve the indemnifying Party of liability to such Party under Sections 8.1.1 or 8.1.2, as applicable, only to the extent such delay is prejudicial to the indemnifying Party’s ability to defend such claim; (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit the indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel; provided, however, that the indemnifying Party will not have the right to control the defense, settlement or compromise of such claim if (i) the indemnified Party will have one or more legal or equitable defenses available to it which are different from or in addition to those available to the indemnifying Party, and, in the reasonable opinion of the indemnified Party, counsel for the indemnifying Party could not adequately represent the interests of the indemnified Party because such interests could be in conflict with those of the indemnifying Party or (ii) the indemnifying Party will not have assumed the defense, settlement or compromise of such claim in a timely fashion (but in any event within 30 days of notice of such claim). In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee or involves anything other than the payment of monetary awards for which the indemnifying Party will be fully-responsible without the prior written consent of the indemnified Party. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses. The indemnifying Party shall have no liability under this ARTICLE 8 with respect to claims or suits settled or compromised without its prior written consent. If the indemnifying Party assumes the defense of any claim or suit, the indemnified Party will be entitled to participate in such claim or suit at its expense. The assumption of the defense by the indemnifying Party will not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the indemnified Party with respect to such claim or suit, nor will it constitute a waiver by the indemnifying Party of any defenses it may assert against the indemnified Party’s claim for indemnification. If it is ultimately determined that the indemnifying Party is not obligated to indemnify the indemnified Party from and against such claim, the indemnified Party will reimburse the indemnifying Party for any Liability incurred by the indemnifying Party in its defense of such claim.
8.2.    Insurance.
8.2.1.    Coverage. During the Term, each Party shall obtain and maintain, at its sole cost and expense, insurance (including any self-insured arrangements) in types and amounts,

that are reasonable and customary in the United States pharmaceutical and biotechnology industry for companies engaged in comparable activities. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the extent self-insured, provide to the other Party upon request, a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 8.2.
8.2.2.    Post-Termination Obligations. Merck will maintain the insurance required under Section 8.2.1 beyond the expiration or termination of this Agreement for a reasonable period after the period during which Merck or its Affiliates or Sublicensees were Developing or Commercializing any Licensed Compound or Product, which in no event will be less than [***].
8.2.3.    Affiliates, Sublicensees and Distributors. Merck will require all of its Affiliates, Sublicensees and Distributors to comply with the provisions and obligations under this Section 8.2 as if such entity were Merck.
8.3.    Limitation of Consequential Damages; Limitation of Liability. EXCEPT FOR (A) CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 8, NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY BREACH OF BY THE OTHER PARTY OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 10. IN NO EVENT SHALL ANY EMPLOYEE OF VERTEX IDENTIFIED IN SECTION 1.88 HAVE ANY PERSONAL LIABILITY FOR ANY BREACH BY VERTEX OF ANY REPRESENTATION OR WARRANTY MADE IN THIS AGREEMENT.
ARTICLE 9.
TERM; TERMINATION
9.1.    Term; Expiration. This Agreement is effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this ARTICLE 9, will expire as follows (such period, the “Term”); provided, however, that Sections 7.1, 7.2, 7.7, 9.1, 9.2.2, 10.1, 10.2, 10.4 and 11.1 will become binding and effective as of the Execution Date:
(a)    on a country-by-country and Product-by-Product basis, on the date on which the Royalty Term with respect to such Product in such country expires; and

(b)    in its entirety upon the expiration of all payment obligations under this Agreement with respect to all Products in all countries.
9.2.    Termination of the Agreement.
9.2.1.    Merck’s Termination for Convenience. Merck may terminate this Agreement in its entirety or in part with respect to a Program for convenience by providing written notice of its intent to terminate to Vertex, in which case, such termination will be effective (a) 90 days after Vertex’s receipt of such notice if no Product in any Program subject to such termination has received Marketing Approval or (b) 180 days after Vertex’s receipt of such written notice if any Product in any Program subject to such termination has received Marketing Approval.
9.2.2.    Termination for Material Breach.
(a)    Merck’s Right to Terminate. If Merck believes that Vertex is in material breach of this Agreement, Merck may deliver written notice of such material breach to Vertex. If the breach is curable, Vertex will have [***] following its receipt of such written notice to cure such breach. If Vertex fails to cure such breach within such [***] period or the breach is not subject to cure, Merck may terminate this Agreement (i) if such breach relates solely to a particular Program, with respect to the Program affected by such breach, or (ii) if such breach relates to all Programs or this Agreement as a whole, with respect to all Programs, by providing written notice to Vertex, in which case, this Agreement will terminate on the date on which Vertex receives such written notice.
(b)    Vertex’s Right to Terminate. If Vertex believes that Merck is in material breach of this Agreement, Vertex may deliver written notice of such material breach to Merck. If the breach is curable, Merck will have [***] following its receipt of such written notice to cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within [***] following its receipt of such written notice). If Merck fails to cure such breach within the [***] or [***] period, as applicable, or the breach is not subject to cure, Vertex may terminate this Agreement (i) if such breach relates solely to a particular Program, with respect to the Program affected by such breach, or (ii) if such breach relates to all Programs or this Agreement as a whole, with respect to all Programs, by providing written notice to Merck, in which case, this Agreement will terminate, in whole or in part, as applicable, on the date on which Merck receives such written notice.
(c)    Merck’s and Vertex’s Right to Terminate. If the Effective Date has not occurred within [***] after the date on which any HSR Filing is made, either Party may terminate this Agreement upon written notice to the other Party, in which case, this Agreement will terminate on the date on which the other Party receives such written notice.
9.2.3.    Disputes Regarding Material Breach. Notwithstanding the foregoing, if the Breaching Party in Section 9.2.2 disputes in good faith the existence, materiality, or failure to cure of any breach, and provides written notice to the Non-Breaching Party of such dispute within the relevant cure period, the Non-Breaching Party will not have the right to terminate this Agreement in accordance with Section 9.2.2, unless and until the relevant dispute has been resolved in accordance with Section 11.13. During the pendency of such dispute, all the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.
9.2.4.    Termination for Insolvency. If either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [***] after the filing thereof, the other Party may terminate this Agreement in its entirety by providing written notice of its intent to terminate this Agreement to the insolvent Party, in which case, this Agreement will terminate on the date on which the insolvent Party receives such written notice.
9.2.5.    Termination for Program Abandonment. If Program Abandonment occurs with respect to a Program, Vertex may terminate the Agreement with respect to such Program at any time by providing prior written notice to Merck, in which case, this Agreement will terminate on the date on which Merck receives such written notice.
9.3.    Consequences of Expiration or Termination of the Agreement.
9.3.1.    In General. If this Agreement expires or is terminated by a Party pursuant to this ARTICLE 9, the following terms will apply to any Product in any country that is the subject of such expiration or termination:
(a)    each Party will take all action required under Section 10.3;
(b)    termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such expiration or termination. Such expiration or termination will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement;
(c)    the following provisions of this Agreement will survive the expiration or termination of this Agreement: ARTICLE 1, Section 4.3, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.7, Section 6.1, Section 6.2.4, Section 7.6, ARTICLE 8, ARTICLE 9, ARTICLE 10 and ARTICLE 11. In addition, Section 4.1, Section 7.4 and Section 6.5.1 will survive the expiration but not termination of this Agreement; and
(d)    solely if this Agreement expires pursuant to Section 9.1, as of the effective date of the expiration of the Royalty Term with respect to a given Product and country, the license from Vertex to Merck under Section 4.1.1 shall convert to a fully paid, royalty free, irrevocable, perpetual, exclusive, and sublicensable license under the Licensed Technology to Research, Develop, Manufacture, have Manufactured, use, import, export, keep and Commercialize such Product in the Field in such country.

9.3.2.    Early Termination. If this Agreement is terminated in its entirety by a Party pursuant to Sections 9.2.1, 9.2.2(a), 9.2.2(b) or 9.2.4 or in part with respect to a Program by a Party pursuant to Sections 9.2.1, 9.2.2(a), 9.2.2(b) or 9.2.5, the following terms will apply:
(a)    the licenses and covenants not to sue granted by Vertex to Merck under this Agreement will terminate in their entirety or with respect to the Terminated Products, as applicable, except with respect to any Product sold by Merck in accordance with Section 9.3.2(k);
(b)    except as set forth in this Section 9.3, Merck will have no further rights and Vertex will have no further obligations with respect to the Terminated Products in the Territory;
(c)    any Sublicense of Merck will, at the Sublicensee’s option, survive such termination on the condition that the relevant Sublicensee is not in material breach of any of its obligations under such Sublicense. In order to effect this provision, at the request of the Sublicensee, Vertex will enter into a direct license with the Sublicensee on substantially the same terms as the Sublicense; provided that Vertex will not be required to undertake obligations in addition to those required by this Agreement, and Vertex’s rights under such direct license will be consistent with its rights under this Agreement, taking into account the scope of the license granted under such direct license;
(d)    Merck will, as promptly as practicable and to the extent permitted by Applicable Law, transfer to Vertex, at Merck’s cost if such termination is by Merck pursuant to Section 9.2.1 or by Vertex pursuant to Sections 9.2.2(b), 9.2.4 or 9.2.5 or at Vertex’s cost if such termination is by Merck pursuant to Sections 9.2.2(a) or 9.2.4, (i) possession and ownership of all Regulatory Approvals, Regulatory Filings, Price Approvals, regulatory correspondence and conversation logs relating to the Research, Development, Manufacture or Commercialization of any Terminated Product in the Territory, and (ii) copies of all data (including Adverse Event data, clinical data and pre-clinical data), reports, records, materials and sales and marketing related information in Merck’s or its Affiliates’ Control to the extent that such data, reports, records, materials or information relate to the Research, Development, Manufacture or Commercialization of any Terminated Product in the Territory; and following the effective date of termination, Merck will execute all documents and take all such further actions as may be reasonably requested by Vertex in order to give effect to the foregoing transfer. Merck will appoint Vertex as Merck’s and its Affiliates’ agent solely to the extent necessary to effectuate the transfer of Regulatory Approvals, Regulatory Filings and Price Approvals related to any Terminated Product in the Territory from Merck or its Affiliates to Vertex;
(e)    effective upon such termination, Merck hereby grants to Vertex an exclusive, royalty-bearing (except as set forth in Section 9.3.2(f)), irrevocable, perpetual license, which Vertex may sublicense through multiple tiers, under all (i) Merck Agreement Technology and (ii) any other Patents and Know-How used by or on behalf of Merck or any of its Affiliates or Sublicensees in the Research, Development, Commercialization or Manufacture of any Terminated Product prior to the effective date of termination, in each case ((i) and (ii)), to the extent Controlled by Merck or its Affiliates to research, develop, manufacture, have manufactured, use, keep, sell, offer for sale, import, export and commercialize such Terminated Products in the Field in the Territory; provided that if the grant of such license to Vertex with respect to any Know-How or Patent or Vertex’s exercise of such license would trigger a royalty or other payment to a Third Party or would require compliance with any provision of any license between Merck and a Third Party, Merck will so notify Vertex in writing and such Know-How or Patent will only be included in the foregoing license if, following receipt of such notice, Vertex agrees in writing to reimburse Merck for all such payments to such Third Party and comply with any such provision;
(f)    unless this Agreement is terminated by Vertex pursuant to Section 9.2.2(b), Vertex will pay Merck or its designated Affiliate the following royalties on worldwide Net Sales of each Terminated Product (including Net Sales by Vertex’s Affiliates and licensees): (i) if the effective date of termination occurs on or before the [***] of the Effective Date, a royalty of [***] of each Terminated Product, (ii) if the effective date of termination occurs after the [***] of the Effective Date but on or before the [***] of the Effective Date, a royalty of [***] of each Terminated Product, and (iii) if the effective date of termination occurs after the [***] of the Effective Date, a royalty of [***] of each Terminated Product. The terms of Sections 1.107, 1.136, 5.3, 5.4, 5.5, 5.6 and 5.7 will apply with respect to Vertex’s payment of such royalty, mutatis mutandis. If this Agreement is terminated by Vertex pursuant to Section 9.2.2(b), the license granted to Vertex in Section 9.3.2(e) will be royalty-free;
(g)    Merck will promptly transfer and assign to Vertex all of Merck’s and Merck’s Affiliates’ rights, title and interests in and to any trademarks and trade dress rights owned by Merck or its Affiliates and used solely and exclusively in the Commercialization of any Terminated Product;
(h)    if Vertex so requests, and to the extent permitted under Merck’s obligations to Third Parties on the effective date of termination, Merck will transfer to Vertex any Third Party agreements relating solely and exclusively to the Research, Development, Manufacture or Commercialization of any Terminated Product to which Merck or any of its Affiliates is a party, subject to any required consents of such Third Party, which Merck will use Commercially Reasonable Efforts to obtain promptly, and, with respect to Third Party agreements to which Merck or any of its Affiliates is a party that relate to the Research, Development, Manufacture or Commercialization of Terminated Products but not solely and exclusively thereto or to the extent any such consent, as applicable, has not or cannot be obtained with respect to such agreement that does relate exclusively to Terminated Products, then, as requested by Vertex, Merck will, and will cause its Affiliates to, to the extent permitted by the terms of such agreement, cooperate with Vertex in a mutually agreeable arrangement under which Vertex will obtain substantially all of the practical benefit and burden under such agreement to the extent applicable to such Terminated Products, including by entering into appropriate and reasonable alternative arrangements on mutually agreeable terms and enforcing, at Vertex’s cost and expense and for the account of Merck, any and all rights of

Merck, or such Affiliate, as applicable, against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise;
(i)    unless expressly prohibited by any Regulatory Authority, at the request of Vertex, Merck will transfer control to Vertex of all Clinical Trials of any Terminated Product being Conducted by Merck or any of its Affiliates or Sublicensees as of the effective date of termination and Merck will continue to Conduct such Clinical Trials, at Vertex’s costs, for up to four months to enable such transfer to be completed without interruption of any such Clinical Trial; provided that (i) Vertex will not have any obligation to continue any Clinical Trial unless required by Applicable Law, and (ii) with respect to each Clinical Trial for which such transfer is requested by Vertex but is expressly prohibited by the applicable Regulatory Authority, if any, Merck will continue to Conduct such Clinical Trial to completion, at Vertex’s cost. The Conduct of any Clinical Trials by Merck in accordance with this Section 9.3.2(i) will be at Vertex’s direction; provided that Merck will not be obligated to take any action in connection with such Conduct that it believes violates Applicable Law or is unethical;
(j)    Merck will, and will cause its Affiliates and Sublicensees to, provide Vertex written notice of the quantity of Terminated Products that Merck, its Affiliates and Sublicensees have in inventory for use or sale in the Territory, and (except to the extent any such Sublicensee retains rights to such inventory pursuant to Section 9.3.2(c)) Vertex will have the option, exercisable within [***] following the effective date of termination, to purchase any inventory of Terminated Products at the Supply Cost [***]. If Vertex exercises such right to purchase such inventory, Merck will grant, and hereby does grant, and will cause its Affiliates and Sublicensees to grant, a royalty-free right and license to any house marks, trademarks, names and logos of Merck or its Affiliates or Sublicensees contained therein for a period of [***] in order to sell such inventory. Upon such exercise, the Parties will establish mutually agreeable payment and delivery terms for the sale of such inventory at the price described above;
(k)    in case Vertex does not exercise the right to purchase any such inventory pursuant to 9.3.2(j), Merck and its Affiliates and Sublicensees shall be entitled, during the [***] period following such termination, to sell any commercial inventory of Terminated Product(s) which remains on hand as of the date of the termination, so long as Merck pays to Vertex the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement;
(l)    to the extent Merck or any of its Affiliates or Sublicensees Manufactured (itself or through a Third Party) any Terminated Products for all or any portion of the Territory on the date of notice of termination, Merck will supply Vertex with any such Terminated Products that had been Manufactured as of such date on commercially reasonably and customary terms and at the Supply Cost thereof plus a [***] for Research, Development and Commercialization in the Territory until the earlier of (i) [***] after the effective date of termination or (ii) if Merck or its Affiliates or Sublicensees use one or more Third Parties to Manufacture such Terminated Products, such time as all agreements with all such Third Parties for the Manufacture of any such Terminated Products are transferred to Vertex;
(m)    Merck will provide any other assistance reasonably requested by Vertex for the purpose of allowing Vertex or its designee to proceed expeditiously with the Research, Development, Manufacture and Commercialization of any Terminated Products during the [***] period starting on the effective date of termination;
(n)    Merck will continue to pay royalties on Net Sales of any Product that contains a [***] pursuant to Section 5.2 until the expiration of the Royalty Term for such Product; and
(o)    if such termination is pursuant to Sections 9.2.1 or 9.2.2(a), immediately following Merck’s notification of termination to Vertex pursuant to Sections 9.2.1 or 9.2.2(a), the diligence obligations in Sections 2.5.1-2.5.3 shall no longer apply and Merck shall have the right to wind-down all then on-going Development, Manufacturing or Commercialization activities with respect to the Terminated Products.
9.3.3.    Termination on Bankruptcy or Insolvency.
(a)    Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by Vertex are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, if applicable, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.
(b)    Continuing Rights. The Parties agree that Merck, as licensor of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of bankruptcy proceeding by or against Vertex, Merck shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Merck’s possession, shall be promptly delivered to it (i) following any such commencement of a bankruptcy proceeding upon Merck’s written request therefor, unless Vertex elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (a), following the rejection of this Agreement by Vertex upon written request therefor by Merck.
9.3.4.    Other Remedies. Termination of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such termination. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect or limit, any rights or remedies that otherwise may be available at law or in equity.
ARTICLE 10.
CONFIDENTIALITY

10.1.    Confidentiality. During the Term and for [***] thereafter, each Party (the “Receiving Party”) receiving any Confidential Information of the other Party (the “Disclosing Party”) hereunder will: (a) keep the Disclosing Party’s Confidential Information confidential; (b) not publish, or allow to be published, and will not otherwise disclose, or permit the disclosure of, the Disclosing Party’s Confidential Information; and (c) not use, or permit to be used, the Disclosing Party’s Confidential Information for any purpose, except, in each case, to the extent expressly permitted under this Agreement or otherwise agreed in writing. Without limiting the generality of the foregoing, to the extent that either Party provides the other Party any Confidential Information owned by any Third Party, the Receiving Party will handle such Confidential Information in accordance with the terms of this ARTICLE 10.
10.2.    Authorized Disclosure. Notwithstanding Section 10.1, each Party may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary to:
(a)    file or prosecute patent applications as contemplated by this Agreement;
(b)    prosecute or defend litigation;
(c)    exercise its rights and perform its obligations hereunder;
(d)    subject to the remainder of this Section 10.2, its advisors (including attorneys and accountants), actual or potential acquisition partners, financing sources or investors and underwriters on a need to know basis; provided that such disclosure is covered by terms of confidentiality similar to those set forth herein (which may include professional ethical obligations); or
(e)    comply with Applicable Law.
In addition to the foregoing, Merck may disclose Vertex’s Confidential Information to Third Parties in connection with the actual or potential Research, Development, Manufacture or Commercialization of Licensed Compounds or Products; provided that such disclosure is covered by terms of confidentiality similar to those set forth herein; and provided, further, that if such Third Party is a competitor of Vertex, Merck will not make such disclosure without Vertex’s prior written consent.
If a Party deems it reasonably necessary to disclose Confidential Information belonging to the other Party pursuant to Sections 10.2(b) or 10.2(e), the Disclosing Party will, to the extent possible, give reasonable advance written notice of such disclosure to the other Party and take reasonable measures to ensure confidential treatment of such information.
10.3.    Termination of this Agreement. Following the termination of this Agreement, if requested by the Disclosing Party, at the Receiving Party’s election, the Receiving Party will return or destroy, all data, files, records and other materials containing or comprising the Disclosing Party’s Confidential Information, except to the extent such Confidential Information is necessary to conduct surviving obligations or exercise surviving rights. Notwithstanding the foregoing, (a) the Receiving Party will be permitted to retain one copy of such data, files, records, and other materials for archival and legal compliance purposes and (b) the Receiving Party will not be required to delete or destroy any electronic back-up tapes or other electronic back-up files that have been created solely by the Receiving Party’s automatic or routine archiving and back-up procedures, to the extent created and retained in a manner consistent with its standard archiving and back-up procedures
10.4.    SEC Filings and Other Disclosures. Either Party may disclose the terms of this Agreement to the extent required to comply with Applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory; provided that such Party will provide the other Party a reasonable opportunity to review such planned disclosure and reasonably consider the other Party’s comments regarding confidential treatment sought for such disclosure.
10.5.    Public Announcements; Publications.
10.5.1.    Announcements. Within [***] after the Execution Date, the Parties will issue press releases regarding the signing of this Agreement in a mutually agreed form. Except (a) as set forth in the preceding sentence and (b) as required to comply with Applicable Law (including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory), neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party. Notwithstanding the foregoing, subject to Sections 10.1, 10.2 and 10.5.2, Merck may make [***] concerning its Research, Development, Manufacture or Commercialization activities with respect to any Licensed Compound or Product under this Agreement [***]; provided, however, that where reasonably possible, Merck will provide Vertex with written notice of such [***] at least [***] in advance, provide Vertex with an opportunity to review such [***] and [***] provided by Vertex with respect thereto.
10.5.2.    Publications. During the Term, Vertex will submit to Merck for review and approval any proposed [***] related to any Licensed Compound or Product or any activities conducted pursuant to this Agreement relating to [***]. Vertex will submit written copies of such proposed publication or presentation to Merck no later than [***] before submission for publication or presentation (or [***] in advance in the case of an abstract). Merck will provide its comments with respect to such publications and presentations within [***] after its receipt of such written copy (or [***] in the case of an abstract). During the Term, Vertex will not submit any such [***] for publication without the prior approval of Merck, not to be unreasonably withheld, conditioned or delayed. If Merck approves of the submission of any publication, presentation or abstract, then, if requested by Merck, Vertex will redact Merck’s Confidential Information from any such proposed publication or presentation. Vertex will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication.
10.6.    Transfer or Sale of Royalty Rights. In connection with the sale, assignment, transfer or pledge as a security of all or any part of the Rights, Vertex may disclose on an ongoing basis to any Third Party that has (or proposes to have) an interest (whether direct or indirect) in the Rights (each, a “Recipient”), and to such Recipient’s affiliates, auditors, bankers, co-investors, employees, insurance providers, investors, lenders, sublicensees or trustees (collectively,

“Representatives”), (a) a Merck-approved (such approval not be unreasonably withheld, conditioned or delayed) redacted copy of this Agreement, including a redacted version of any amendments supplements and other modifications hereto, and a Merck-approved (such approval not be unreasonably withheld, conditioned or delayed) redacted copy of any other agreement between Vertex and Merck relating to the Rights and (b) (i) royalty reports provided by Merck under Section 5.2.7 and (ii) notices, reports and correspondence provided under ARTICLE 6 hereof and other notices, reports and correspondence relating to or involving this Agreement that could reasonably be expected to affect the Rights, in each case ((i) and (ii)), following Merck’s prior approval on a case-by-case basis, which approval will not be unreasonably withheld, conditioned or delayed (collectively, the “Royalty Information”); provided, however, that each such Recipient will agree, on behalf of itself and its Representatives, to keep such Royalty Information confidential on terms no less restrictive than those set forth in this Agreement pursuant to a non-disclosure agreement between Vertex (or an Affiliate of Vertex) and such Recipient.
ARTICLE 11.
MISCELLANEOUS
11.1.    HSR Act Compliance.
11.1.1.    HSR Filing. Each of Vertex and Merck will make all HSR Filings as soon as reasonably practicable and advisable after the Execution Date (but in no event later than [***] after the Execution Date, unless Vertex consents to an extension upon Merck’s reasonable request), unless the Parties together determine that no HSR Filings are required for the activities and licenses contemplated under this Agreement. The Parties will cooperate with one another to the extent necessary in the preparation of any such filings. Merck will be responsible for any filing fee in connection with the HSR Filings, and each Party will be responsible for its own costs and expenses associated with the preparation and management of its filings.
11.1.2.    HSR Clearance. In connection with obtaining HSR Clearance with respect to the HSR Filings, Vertex and Merck will use their respective Commercially Reasonable Efforts to resolve as promptly as practicable any objections that may be asserted by the FTC or the Antitrust Division of the DOJ with respect to the transactions notified in the applicable HSR Filing(s). The term “Commercially Reasonable Efforts” as used in this Section 11.1 will not require Vertex or Merck to (a) sell, divest (including through a license or a reversion of licensed or assigned rights), hold separate, transfer, or dispose of any portion of the assets, operations, rights, product lines, or businesses, or interests therein, of itself or any of its Affiliates (or consent to any of the foregoing actions), (b) restrain, restrict, prohibit, or limit the ability of Vertex or Merck to conduct its business or own its assets (or consent to any of the foregoing actions) or (c) litigate or otherwise formally oppose any determination (whether judicial or administrative in nature) by a Governmental Authority seeking to challenge this Agreement or impose any of the restrictions referenced in clause (a) or (b) above.
11.1.3.    Cooperation. In connection with obtaining HSR Clearance with respect to the HSR Filings, each of Vertex and Merck will (a) cooperate with each other in connection with any investigation or other inquiry relating to an HSR Filing and the transactions contemplated by this Agreement; (b) keep the other Party or its counsel informed of any communication received from or given to the FTC or DOJ relating to an HSR Filing and the transactions contemplated by this Agreement (and provide a copy to the other Party if such communication is in writing); (c) reasonably consult with each other in advance of any meeting or conference with the FTC or DOJ relating to an HSR Filing and the transactions contemplated hereby, and, to the extent permitted by the FTC or DOJ, give the other Party or its counsel the opportunity to attend and participate in such meetings and conferences; and (d) permit the other Party or its counsel to review in advance, and in good faith consider the views of the other Party or its counsel concerning, any submission, filing or written communication (and documents submitted therewith) intended to be given to the FTC or DOJ relating to an HSR Filing and transactions contemplated hereby.
11.2.    Assignment. This Agreement will not be assignable by any Party to any Third Party without the prior written consent of the non-assigning Party. Notwithstanding the foregoing, either Party may assign this Agreement or its rights and obligations under this Agreement, without the written consent of the other Party, to an Affiliate or to a Third Party that acquires all or substantially all of the business or assets of such Party to which this Agreement relates (whether by merger, reorganization, acquisition, sale or otherwise), and agrees in writing to be bound by the terms of this Agreement. This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 11.2 will be void. Notwithstanding anything to the contrary and subject to prior written notice to Merck, Vertex may sell, assign or otherwise transfer or pledge as a security all or any part of its rights to receive royalties and other related payments under this Agreement (collectively, “Rights”) without the prior consent of Merck, and any permitted assignee, pledgee or other transferee of such Rights may likewise sell, assign or otherwise transfer or pledge as a security all or any part of such assignee, pledgee or other transferee’s Rights without the prior written consent of Merck, and Vertex or such assignee, pledgee or other transferee may disclose Royalty Information in accordance with Section 10.6 as if such permitted assignee, pledgee or other transferee were Vertex.
11.3.    Performance and Exercise by Affiliates. Each Party shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates or subcontractors and the performance of such obligations by any such Affiliate or subcontractor shall be deemed to be performance by such Party; provided, however, that such Party shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate or subcontractor performing obligations of such Party hereunder shall be deemed to be a failure by such Party to perform such obligations. For clarity, the foregoing means that each Party may designate an Affiliate or subcontractor to perform its obligations hereunder or to be the recipient of the other Party’s performance obligations hereunder.
11.4.    Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides written notice of the Force Majeure to the other Party. Such excuse will continue for so long as the condition constituting a Force Majeure continues, on the condition that the nonperforming Party continues to use Commercially Reasonable Efforts to remove or mitigate the Force Majeure.

11.5.    Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, no presumption will exist or be implied against the Party that drafted such terms and provisions.
11.6.    Notices. All written notices which are required or permitted hereunder will be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier, addressed as follows:
If to Vertex:
Vertex Pharmaceuticals Incorporated
Attn: Business Development
50 Northern Avenue
Boston, Massachusetts 02110
with a copy to:
Vertex Pharmaceuticals Incorporated
Attn: Corporate Legal
50 Northern Avenue
Boston, Massachusetts 02110
and:
Ropes & Gray LLP
Attn: Marc Rubenstein
800 Boylston Street
Boston, Massachusetts 02199
If to Merck:
Merck KGaA
Alliance Management Healthcare
Frankfurter Strasse 250
64293 Darmstadt
Germany
Attn: David Christopher Godfrey, Director
with a copy to:
Merck KGaA
Head of Legal Healthcare
Frankfurter Strasse 250
64293 Darmstadt
Germany
or to such other address as the Party to whom written notice is to be given may have furnished to the other Party in writing in accordance herewith. In addition, each Party will deliver a courtesy copy to the other Party’s Alliance Manager concurrently with such notice. Any such written notice will be deemed to have been given and received by the other Party: (a) when delivered if personally delivered; or (b) on receipt if sent by overnight courier.
11.7.    Amendment. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each of Vertex and Merck.
11.8.    Waiver. No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either Party of any breach of any provision hereof by the other Party will not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.
11.9.    Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same will not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement will be construed as if such clause of portion thereof had never been contained in this Agreement, and there will be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.
11.10.    Descriptive Headings. The descriptive headings of this Agreement are for convenience only and will be of no force or effect in construing or interpreting any of the provisions of this Agreement.
11.11.    Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries that may be imposed upon or related to Merck or Vertex from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate Governmental Authority.
11.12.    Governing Law. This Agreement, and all claims arising under or in connection therewith, will be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of law principles thereof. All disputes arising out of or in connection with this Agreement shall only be brought in and subject to the competent courts in New York, New York and any appellate court having jurisdiction over appeals from such courts.
11.13.    Dispute Resolution. If a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it will be resolved pursuant to this Section 11.13.

11.13.1.    Escalation. Either Party may refer any Dispute to the Executive Officers of the Parties, who will confer in good faith on the resolution of the issue, by delivering written notice to the other Party. If the Executive Officers are not able to agree on the resolution of any such issue within 30 days (or such other period of time as mutually agreed by the Executive Officers) after such issue was first referred to them, then proceedings may be brought by either Party in any court of competent jurisdiction in New York, New York.
11.13.2.     Equitable Relief. Notwithstanding the foregoing in this Section 11.13, nothing contained in this Agreement will in any way limit or preclude a Party from, at any time, seeking or obtaining equitable relief hereunder, whether preliminary or permanent, including a temporary or permanent restraining order, preliminary or permanent injunction, specific performance or any other form of equitable relief, from any court of competent jurisdiction in New York, New York if necessary to protect the interests of such Party.
11.14.    Entire Agreement. This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof, including that certain confidentiality agreement between Vertex and Merck dated [***], which is hereby superseded and replaced in its entirety as of the Effective Date.
11.15.    Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing contained herein will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.
11.16.    Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and assigns, (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Schedules or Exhibits will be construed to refer to Sections, Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto, (h) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (i) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (j) any action or occurrence deemed to be effective as of a particular date will be deemed to be effective as of 11:59 PM ET on such date and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”
11.17.    No Third Party Rights or Obligations. No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a Party to this Agreement.
11.18.    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
11.19.    Counterparts. This Agreement may be executed in two counterparts, each of which will be an original and both of which will constitute together the same document. Counterparts may be signed and delivered by digital transmission (e.g., .pdf), each of which will be binding when received by the applicable Party.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Execution Date.

VERTEX PHARMACEUTICALS INCORPORATED	MERCK KGAA
By:_____________________________________	By:_______________________________
Name: Jeff Leiden Title: President, CEO and Chairman	Name: Title:
By:_______________________________
Name: Title:

[Signature Page to Strategic Collaboration and License Agreement]

Confidential

Schedule 1.10
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 1 page was omitted. [***]

Confidential

Schedule 1.42
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 1 page was omitted. [***]

Confidential

Schedule 1.48
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 202 pages were omitted. [***]

Confidential

Schedule 1.54
Existing Clinical Trials
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 2 pages were omitted. [***]

Confidential

Schedule 1.67
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 183 pages were omitted. [***]

Confidential

Schedule 1.92
Licensed Patents
(Please see also Schedule 1.153 for Vertex Background Patents which are incorporated herein by reference)

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 8 pages were omitted. [***]

Confidential

Schedule 1.102
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 2 pages were omitted. [***]

Confidential

Schedule 1.153
Vertex Background Patents
ATR Program

[***]

DNA-PK Program

[***]

Confidential

Schedule 2.1.2
Initial Development Plans
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 15 pages were omitted. [***]

Confidential

Schedule 2.2.4
Assigned Regulatory Filings
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 1 page was omitted. [***]

Confidential

Schedule 4.2.3
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 1 page was omitted. [***]

Confidential

Schedule 4.2.5(a)
Third Party Vendors or Contractors
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 2 pages were omitted. [***]

Confidential

Schedule 4.2.5(b)
Assigned Contracts
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 1 page was omitted. [***]

Confidential

Schedule 5.3.2
Merck’s Standard Procedures and Methodology for Currency Conversion
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 1 page was omitted. [***]

Confidential

Schedule 7.2(g)
Jointly-Owned Licensed Patents
[***]

Confidential

Schedule 7.2(m)
Government Funded Patents
[***]

Confidential

Schedule 7.2(q)
Non-Infringement
[***]

Confidential

Schedule 7.2(s)
Inventory
[***]